Exhibit 10.27
CONSTRUCTION MANAGEMENT AGREEMENT
Between
DENDREON CORPORATION
Owner,
And
TURNER CONSTRUCTION COMPANY
Construction Manager.
Project:
1700 Saturn Drive
Seal Beach, California
As of December 2009

i

ii

     AGREEMENT, made as of the 9thday of December, 2009, by and between Dendreon Corporation, as Owner, having its principal place of business at 3005 First Avenue, Seattle, Washington 98121 (“Owner”), and Turner Construction Company, having an office at 1900 South State College Blvd., Suite 200, Anaheim, California 92806 (“Construction Manager”).
WITNESSETH:
     WHEREAS, Owner intends to develop and construct a 155,000 square foot, immunotherapy manufacturing facility, to be located at 1700 Saturn Drive, Seal Beach, California 90740 (the “Project”); and
     WHEREAS, Construction Manager has been advised that, under separate agreement, Owner has retained the services of such architects, engineers and consultants as deemed necessary by Owner (collectively, “Architect”), to prepare plans, specifications, working drawings and other construction documents for the Project (hereinafter collectively referred to as the “Construction Documents”); and
     WHEREAS, Construction Manager understands that (i) Owner may obtain construction financing for the Project through lenders (institutional or otherwise) or through other sources such lenders and sources of financing, (collectively “Lender”) and (ii) as a condition to the procurement of such financing, Lender’s review and approval of this Agreement, as well as the design and construction of the Project, may be required; and
     WHEREAS, Construction Manager has been advised that, pursuant to this Agreement, Owner intends to retain the services of Construction Manager (a) to consult with Owner, Architect and Consultants (as defined in Article XVII hereof) in the preparation of the Construction Documents and (b) to perform construction related services and to arrange for, monitor, supervise, administer and contract for the construction (collectively the “Work”) of all or any portion of the Project, all as more particularly set forth in Article II hereof; and
     WHEREAS, Construction Manager desires to be retained by Owner to perform, or cause to be performed, the Work;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Construction Manager and Owner hereby agree as follows.
ARTICLE I
Contract Documents
     1.01 The contract documents (collectively, the “Contract Documents”) shall consist of the following:
          (a) This Agreement, including all the Exhibits annexed hereto and made a part hereof;

          (b) The Construction Documents identified on Exhibit “A” hereto, and such other Construction Documents as may hereafter be prepared by Architect and approved in writing by Owner;
          (c) The trade contractor approval letter set forth in Exhibit “B” (the “Trade Contractor Approval Letter”), annexed hereto and made a part hereof, or such other form of approval letter as Owner may use to evidence its approval of the award of written trade contracts for items of the Work to be performed and/or materials, supplies and equipment to be furnished in connection with the Project (“Trade Contracts”) to trade contractors, materialmen, and suppliers (collectively, the “Trade Contractors”);
          (d) Change Orders, Emergency Change Orders and Field Orders (as such terms are defined in Article XXII hereof);
          (e) The Progress Schedule (as defined in section 7.01(k) hereof) to be initially prepared for the Work by Construction Manager and submitted to Owner for its approval in accordance with the provisions of Section 7.01(k) for the construction and Final Completion (as such term is defined in Section 6.01 hereof) of the Work, as the same may be updated, modified or extended, subject to Owner’s prior approval, in accordance with the applicable provisions of this Agreement. A copy of the preliminary schedule, as of the date of this Agreement, is attached hereto as Exhibit “D”;
          (f) Response to Request for Proposal dated September 14, 2009, and Questions and Answers thereto provided by Construction Manager on September 28, 2009; and
          (g) Construction Manager’s Qualifications & Assumptions (including allowances and trade contract qualifications and assumptions), attached hereto as Exhibit “F”.
     1.02 The Contract Documents form the contract between Owner and Construction Manager. References in the Contract Documents to “the contract” or “this contract” shall be deemed to include all of the Contract Documents. References to “this Agreement” or “the Agreement” shall refer to this instrument, which is one of the Contract Documents.
     1.03 The intent of the Contract Documents is to include in the Work all labor, materials and supplies, insurance, tools, equipment, permits (excluding building and site work permits which shall be paid for by Owner), licenses, taxes, approvals, transportation, testing and field surveying (customarily furnished by general contractors) and other services and items required in connection with the satisfactory performance, execution and Final Completion of the Work in accordance with the Contract Documents. Matters not expressly included in the Contract Documents but which are reasonably inferable therefrom shall be deemed included as a part of the Work. Controlled inspections, as required by any governmental authority, shall be provided by the Owner.
     1.04 The Contract Documents are complementary and cumulative and what is called for by one shall be as binding as if called for by all.
     1.05 Words and abbreviations which have well known technical or trade meanings are used in the Contract Documents in accordance with such recognized meanings.

     1.06 If any conflicts or ambiguities exist in or between the Construction Documents, the Construction Documents and any of the Contract Documents, or the Construction Documents and existing conditions at the Project site, Construction Manager shall, immediately upon discovery of such conflict or ambiguity, bring the same to the attention of Owner for resolution. It is expressly understood and agreed that Owner, in consultation with Architect, shall be the interpreter of the Construction Documents and shall resolve any such conflicts and ambiguities. Any Work relating to any such conflict or ambiguity which is performed by Construction Manager’s own personnel or any Trade Contractor after discovery by Construction Manager but before Owner has had a reasonable time to respond to or address such condition, as provided herein, shall be at Construction Manager’s or such Trade Contractor’s sole risk, cost and expense.
     1.07 Modifications to parts of the Contract Documents are for the purpose of varying, modifying, rescinding or adding to the Contract Documents. All modifications should be read together with the portions of the Contract Documents to which they relate.
     1.08 The drawings and specifications comprising the Construction Documents are complementary. Anything shown in any of the drawings and not mentioned in the specifications, or mentioned in any of the specifications and not shown in the drawings, shall have the same effect as if shown or mentioned in both.
     1.09 A typical or representative detail indicated on the Construction Documents shall constitute the standard for workmanship and materials throughout corresponding parts of the Work, unless otherwise shown.
     1.10 The layout of mechanical and electrical systems, equipment, fixtures, piping, ductwork, conduits, specialty items and accessories indicated on the Construction Documents is diagrammatic. The actual scope of the Work shall be carried out so as not to affect the architectural and structural integrity and limitations of the Project and shall be performed in such sequence and manner so as to avoid conflicts and provide clear access to all control points, including valves, strainers, control devices and specialty items of every nature related to such systems and equipment in conformance with all applicable codes; it being agreed Construction Manager shall not be liable or responsible for errors, omissions, or coordination deficiencies in, between or among the Construction Documents. Subject to the provisions of Section 29.01 hereof, if Construction Manager discovers or has knowledge of (i) conflicts in or the shop drawings, the coordination drawings or the Construction Documents, or (ii) any conflicts between existing conditions at the Site (which Construction Manager is aware of or by testing as agreed to by Owner) and the Construction Documents which, in Construction Manager’s opinion, are of a nature that may affect the architectural or structural integrity or limitations of the Project, Construction Manager immediately shall bring the same to the attention of Owner and Architect for resolution in the manner provided in Section 1.06 hereof. Any Work relating to any such conflict which is performed by Construction Manager or by any Trade Contractor after discovery but prior to the resolution of the same shall be borne by the responsible party in accordance with Section 1.06.

ARTICLE II
Scope of the Work
     2.01 Construction Manager shall perform all construction management services described in this Agreement in connection with the construction of the Work. The general scope of the Work, as initially reflected in the Construction Documents and as set forth in Exhibit “A,” will be developed into a detailed design and construction program and further refined as the preparation of the Construction Documents progresses so as to include, and further define, (i) the scope, parameters and anticipated timing for the Work, and (ii) Owner’s and Construction Manager’s understanding of the quality of the materials and workmanship required and expected. Construction Manager represents that (i) it has fully acquainted itself with the general design concept and scope of the Work, as reflected in the Construction Documents, (ii) it has visited the Project site and existing buildings, if any, including the location of adjacent structures and utilities, and is generally familiar with access to the Project site and with the observable condition of any existing buildings. Owner shall be responsible for obtaining all consents, licenses and easements required from adjoining property owners.
     2.02 In addition to the services referred to in Section 2.01 hereof, Construction Manager, shall perform and furnish, or cause to be performed and furnished all labor, materials, plant, power, light, heat, water, telephone, tools, supplies, equipment, services, transportation, security and watchman services, scaffolding, permits, (excluding building and site permits which shall be paid for by Owner) licenses, supervision and shall perform or cause to be performed all of the general conditions work items set forth in Section 3.10 and described more fully in the Contract Documents (“General Conditions Work Items”) and shall provide all services, business administration, management, coordination and supervision, necessary for, or incidental to, the successful prosecution and Final Completion of the Work in the most expeditious and economical manner, consistent with best industry accepted standards, strict and complete compliance with codes and ordinances having jurisdiction over the Work, lawful construction practices and the interests of Owner relating to quality, timely economical completion of the Work, to the extent made known to the Construction Manager. The Work shall be performed and executed in a customary and workmanlike manner by qualified and efficient workers, in conformance with the Contract Documents and best industry trade practices.
     2.03 Construction Manager agrees to furnish efficient business administration with emphasis on budget control, construction scheduling, coordination of the Work, supervision and construction management in an expeditious and economical manner consistent with the interests of Owner and shall assist Owner in developing and maintaining a climate of understanding and good will with all governmental and quasi-governmental agencies affected by the Project, the local communities adjacent to the Project site, and the public at large. Construction Manager shall require all Trade Contractors (as such term is defined in Section 8.01 hereof) to comply with Construction Manager’s instructions related to storage of materials and scheduling. Construction Manager shall generally advise and assist the Owner on all matters concerning the construction of the Project upon which the Owner requests advice and assistance and also about all matters concerning which Construction Manager, being familiar with the construction industry, might normally be consulted. All recommendations to be rendered by Construction Manager shall be in writing when requested, stating advantages and disadvantages and evaluating alternatives and shall be in sufficient detail to enable Owner to analyze such recommendations and make informed decisions with respect thereto. Without limiting the foregoing, Construction Manager’s obligations are more fully described herein.
     2.04 Construction Manager accepts the relationship of trust and confidence established between it and Owner by this Agreement and covenants to Owner to furnish its best professional skill and judgment and to cooperate with Owner, Architect and Consultants in furthering the interests of Owner as made known to Construction Manager. Construction Manager understands that it is the Owner’s intent to construct the Project at a reasonable cost and in the most expeditious fashion given budgetary considerations. Accordingly, Construction Manager will devote its best efforts (consistent with the Project Budget and Schedule) toward (i) maintaining the cost level of the Project at the lowest possible point consistent with good construction practices, (ii) carrying out Owner’s intent and direction of the Architect’s and Consultants’ Construction Documents and (iii) achieving the most rapid and efficient construction and completion of the Project. Construction Manager will use its best efforts to bring to the Owner’s attention any possibilities for savings that may present themselves during the course of Construction Manager’s performance under this Agreement and will confer with Owner periodically in order to determine whether there are any areas where, by design change or otherwise, costs may be reduced. Construction Manager shall not knowingly accept for its own account any trade discounts, except to the extent permitted by Article IX, or contributions, or undertake any activity or employment which would or could create a conflict of interest or compromise the Construction Manager’s judgment or prevent the Construction Manager from serving the best interests of the Owner. Construction Manager shall not contract with (or recommend that the Owner contract with) any firm in which Construction Manager has any financial or other interest, except upon terms and conditions that are no less beneficial to Owner than those that would govern if such firm were unaffiliated with Construction Manager. Construction Manager will identify to Owner in advance any affiliated firm with which Construction Manager may contract with respect to the Project. If Construction Manager shall become aware of any facts which are or may be in violation of this Section, Construction Manager shall immediately advise Owner thereof in writing. It shall be deemed a conflict of interest and a material breach of the terms of this Contract, for Construction Manager to knowingly employ at the Project, or knowingly recommend acceptance of bids from Trade Contractors employing, with respect to the Project, any relatives (including in-laws) of any of the officers or directors, other executives, or any controlling shareholder of the Construction Manager. Notwithstanding the foregoing, arrangements set forth in Exhibit “F” shall be expressly deemed agreed to by Owner in advance. Any breach hereunder shall entitle the Owner to terminate this Agreement upon fourteen (14) days’ prior notice.
ARTICLE III
Contract Sum and
Guaranteed Maximum Price
     3.01 As consideration for the full and complete performance of the Work and all of Construction Manager’s obligations hereunder, Owner shall pay to Construction Manager a sum of money (“Contract Sum”) equal to the total of

               (i) a fee (“Construction Manager’s Fee”), which includes all overhead (including home office personnel and expenses not otherwise reimbursable under Section 3.10 hereof) and profit;
               (ii) General Conditions, as provided in Section 3.03;
               (iii) General Requirements ( (General Conditions — non- management costs), as provided in Section 3.11;
               (iv) Construction Manager’s Reimbursable Costs as defined in Article IV hereof; and
               (v) Contingency, as provided in Section 3.09.
     3.02 The Construction Manager’s Fee which includes all costs not otherwise identified in this Agreement and profit shall be one and one half (1.5%) percent (the “Fee”) of the GMP (defined in Section 3.04), not to exceed Six Hundred Ninety-Nine Thousand Six Hundred Thirty-Six ($699,636.00) Dollars. Construction Manager has agreed to waive a fee for preconstruction services which are performed prior to the establishment of the GMP and not included in the GMP.
     3.03 The Construction Manager’s General Conditions Costs are more fully defined in Section 3.10 below, and shall not exceed One Million Sixty-Six Thousand ($1,066,000.00) Dollars, subject however to Section 3.04 regarding line item costs and overruns.
     3.04 The Guaranteed Maximum Price (“GMP”) shall be Forty-Six Million Six Hundred Forty-Two Thousand Three Hundred Ninety-Eight ($46,642,398.00) Dollars, as set forth more fully in Exhibit “E”. Unless adjusted by Change Order pursuant to Article XXII below, in no event shall the Contract Sum exceed the GMP. The GMP will be made up of line item costs, all of which will total the contract value. No guarantee exists as to the cost of any individual line item of Work, including the General Conditions and Reimbursable Costs. Savings on any line item, with the exception of insurance cost savings, may be transferred to cover possible overruns on any other line item, including Contingency. Contingency, however, shall not be used to offset overruns on other line items, except as permitted pursuant to Section 3.09.
     3.05 If Construction Manager completes that Work for less than the GMP, excluding Construction Manager’s Accelerated Delivery Fee if applicable, then the Owner shall be entitled to receive an amount equal to eighty (80%) percent of such savings.
     3.06 In the event that the GMP is adjusted by Change Order as defined in Article XXII below, Construction Manager shall be entitled to a Construction Manager’s fee of one and one half (1.5%) percent of the Trade Contractor Costs and its actual increased General Conditions Costs, as evidenced to Owner. In the event of a deductive Change Order, the GMP shall be reduced by an amount equal to the value of the work that is the subject of such Change Order.
     3.07 Payments on account of the Construction Manager’s Fee and General Conditions, shall be paid monthly, simultaneously with each progress payment made to Construction Manager under Article XI hereof. The proportion of the Construction Manager’s Fee and General

Conditions earned at the date of any Application for Payment (as such term is defined in Article XI hereof) shall be calculated as defined in Section 3.02 above for the Work completed in such Application for Payment. The Construction Manager’s Reimbursables (except as provided for in the Trade Contracts for retention) and General Conditions Costs shall be reimbursed as incurred by Construction Manager without retention. The Construction Manager’s Fee shall be subject to a hold-back in an amount equal to ten (10%) percent, until such time the Owner has paid fifty (50%) percent of the Fee, at which time the hold-back on the remainder of Fee payments by Owner to Construction Manager shall be zero (0%) percent.
     3.08 Unless otherwise agreed to by Owner and Construction Manager, Owner shall make progress payments to Construction Manager pursuant to the provisions of Article XI hereof, subject to a hold-back on the Trade Contract Costs (hereinafter defined) (including payments to Trade Contractors for the performance of General Conditions Work Items pursuant to Trade Contracts) in an amount equal to ten (10%) percent of such Trade Contract Costs, until such time when fifty (50%) percent of such Trade Contract Costs has been paid, at which time the hold-back on the remainder of the payments for Trade Contract Costs shall be reduced to zero (0%) percent of Trade Contract Costs.
     3.09 The Guaranteed Maximum Price shall include a Contingency in the amount of One Million Two Hundred Seventy-Eight Thousand Three Hundred Thirty-Six ($1,278,336.00) Dollars. The Contingency is available to cover costs that would increase the Construction Manager’s costs and result from (i) additional costs incurred as a result of the default by Trade Contractors or items identified by the Owner after submission of the Guaranteed Maximum Price and accordingly omitted by Construction Manager in the formulation of the Guaranteed Maximum Price, (ii) correction of defects not due to the negligence of Construction Manager, (iii) time extensions to the extent not provided for by this Agreement, (iv) casualty losses and related expenses, not compensated by insurance or otherwise, and sustained by Construction Manager in connection with the Work; and (v) clash detection coordination. The Contingency is not intended to cover design errors, Change Order Work, overtime requested by Owner unless such overtime is caused by Construction Manager’s inability to perform in accordance with the Progress Schedule as defined in Article VII below, concealed conditions and Hazardous Materials not brought onto Project site by Construction Manager. Reimbursement shall not be made for any losses or expenses for which Construction Manager would have been indemnified or compensated by insurance, but for the failure of Construction Manager to procure and maintain insurance in accordance with the requirements of this Agreement or the failure of Construction Manager to comply with the requirements of any insurance carriers providing coverage for the Project, as set forth in Exhibit “C” hereof. The use of the Contingency shall be reasonably approved in writing on a monthly basis by Owner in accordance with the foregoing. No sums may be charged to the Contingency except with prior written approval of Owner which approval will not be unreasonably withheld, to the extent that such funds have been paid or are to be paid by Construction Manager. No sums may be charged to Contingency for work for which Construction Manager is entitled to a Change Order hereunder. No sums may be charged to the Contingency for costs which arise out of Construction Manager’s intentional misconduct, gross negligence or a material breach of this Agreement. Construction Manager is not entitled to payment of sums which are otherwise properly chargeable to the Contingency to the extent (i) such sums are successfully and properly chargeable to a Trade Contractor or other responsible person or entity, (ii) Construction Manager failed to notify Owner or its insurance carrier, if applicable, of the event which results in the claim to the Contingency resulting in coverage disclaimer or (iii) such sums exceed the available Contingency set forth in the Guaranteed Maximum Price.
     3.10 The General Conditions Costs, as more fully described in the Contract Documents, shall include, but not be limited to, the following:
          (a) actual direct wages and salaries for the following classifications of personnel and who provide services in connection with the Work and for such time as is actually devoted to the Work, Project Executive, Project Manager, Project Engineer(s), Assistant Project Manager(s), Estimator(s), Project Superintendent(s), Assistant Superintendent(s), On-site Safety Coordinator, Mechanical/Electrical Project Manager(s) and Superintendent(s), Project Accountant(s), Timekeepers, Teamsters, Master Mechanics, Elevator Operators, Operating Engineers, laborers, personnel engaged (e.g. at shops or on the road) in expediting the production or transportation of materials or equipment, clerical and data processing personnel, estimators, schedulers and accountants, the rates of which are set forth in attached Exhibit “G”;
          (b) actual payroll taxes and contributions and other assessments or taxes for unemployment compensation, pension benefits, Worker’s Compensation and Employee Liability insurance, social security and other standard employee benefits, insofar as the same are based upon the direct salaries paid to the field personnel or labor referred to in Subsection 3.10(a) hereof and are actually paid to or for the benefit of such persons, it being expressly understood, however, that no reimbursements will be made on account of fidelity insurance or automobile insurance;
          (c) actual costs and expenses incurred in connection with telegrams, telephones (and charges), fax, messenger service, blueprinting, photocopying, photographs, field office, trailers, correspondence and other similar petty cash items directly related to the Work; and
          (d) Actual costs of all temporary structures and their maintenance, less the reasonable salvage value obtainable on such items which are used but not totally consumed in the performance of the Work; provided, however, that at Owner’s option and at its direction, Construction Manager either shall (i) deliver all such temporary structures to Owner, (ii) use reasonable efforts to sell the same for the account of Owner, or (iii) discard the same in the manner set forth in Section 6.05 hereof;
          (e) Rental charges and maintenance expenses for any temporary structure necessary in connection with the performance of the Work, including the installation, erection, removal, transportation and delivery costs thereof;
          (f) Rental charges of all machinery and equipment (exclusive of hand tools) used at the Project site and necessary in connection with the performance of the Work, together with costs incurred in the installation thereof, and the dismantling, removal, transportation and delivery of the same;
          (g) Actual costs incurred by Construction Manager in performing General Conditions Work Items not listed in the Contract Documents by Construction Manager’s own labor force or by Trade Contractors retained by Construction Manager to perform the same, provided such costs are not back-chargeable or deductible from any other Trade Contractor for any reason;

          (h) permit fees and license fees necessary for the performance of the Work, except those arising out of the Construction Manager’s negligence; and
          (i) legal and accounting fees reasonably incurred in performance of the Work, excluding any legal and accounting fees incurred by Construction Manager (i) as a result of failure of Construction Manager (as opposed to Trade Contractors) to perform in accordance with this Agreement, or arising out of the negligence of Construction Manager or (ii) provided Owner has paid Construction Manager, wrongful failure of Construction Manager to pay any Trade Contractor, supplier or others in connection with the Project and (iii) arising out of or related to the negotiation of this Agreement).
     3.11 The Construction Manager’s General Requirements shall be calculated as set forth in the Contract Documents, and shall not exceed Eight Hundred Fifty-Six Thousand ($856,000.00) Dollars, subject however to Section 3.04 regarding line item costs and overruns.
ARTICLE IV
Reimbursable Costs
     4.01 In addition to the Construction Manager’s Fee, and General Conditions payable hereunder, Owner shall reimburse Construction Manager for the actual costs necessarily incurred by Construction Manager in the proper performance of the Work (hereinafter the “Reimbursable Costs”), which Reimbursable Costs shall be at rates not higher than those which are competitive and prevailing in the locality for work and services similar to the Work and shall be comprised of the costs listed in Subsections (a) through (g) hereunder:
          (a) costs of freight, trucking and, subject to Owner’s prior written approval, the warehousing of materials required for the Work;
          (b) payments made by Construction Manager for work performed and materials, supplies and equipment furnished pursuant to Trade Contracts and/or Purchase Orders (and Change Orders) approved by Owner in accordance with the provisions of this Agreement (“Trade Contract Costs”);
          (c) Federal, state and local sales, use, excise, personal property and other similar taxes, if any, which may be required to be paid by Construction Manager in connection with the Work, except taxes applicable, directly or indirectly, to the Construction Manager’s Fee;
          (d) actual costs reasonably and necessarily incurred due to an emergency, not compensated by insurance, affecting the safety of persons or property, except to the extent caused by Construction Manager’s gross negligence or Construction Manager’s intentional failure to comply with the terms of this Agreement. As a condition precedent to payment for such costs Construction Manager must give written notice to Owner within forty-eight (48) hours after incurring such costs;
          (e) premiums for insurance Construction Manager is required to obtain and maintain, if any, as set forth in Exhibit “C” annexed hereto, to be billed monthly;

          (f) premiums for all subguard insurance required to be carried by the Construction Manager pursuant to Article XV hereof; and
          (g) premiums for insurance with respect to (i) materials and equipment pre-purchased and not incorporated in the Project but delivered to, and stored at, off-Project site storage locations if approved by Owner in accordance with the provisions of Section 20.03 hereof, and (ii) pre-purchased materials and equipment while in transit from off-Project site storage locations to the Project site if approved by Owner in accordance with the provisions of Section 20.03 hereof.
     4.02 Construction Manager shall use its best efforts to minimize the Reimbursable Costs incurred in the performance of the Work, consistent with the intent and purposes of this Agreement, sound business practice and the reasonable instructions of Owner.
ARTICLE V
Non-Reimbursable Costs
     5.01 Except to the extent included in Section 3.10 or Article IV, Owner shall not reimburse Construction Manager for any of the following costs, all of which shall be borne by Construction Manager at its sole cost and expense:
          (a) salaries or other compensation of any principals and branch office heads of Construction Manager.
          (b) expenses of operating Construction Manager’s home and branch offices, including overhead and administrative expenses except to the extent that such expenses are reimbursable pursuant to the provisions of Section 3.10 or Article IV hereof;
          (c) any part of Construction Manager’s capital expenses, including interest on capital employed in connection with the Work;
          (d) (i) costs not reimbursed by insurance, due (x) to the negligent acts or omissions or willful misconduct of Construction Manager, or Construction Manager’s failure to perform its obligations under this Agreement or (y) from the violation by Construction Manager of any federal, state or local laws, ordinances or statutes; (ii) casualty losses and related expenses sustained by Construction Manager in connection with tools, equipment, supplies and other personal effects owned or rented by Construction Manager; and (iii) any other costs which would have been insured but for the failure of Construction Manager to carry the insurance required to be carried hereunder or the failure of Construction Manager to comply with the requirements of any insurance carriers providing insurance coverage for the Project, as set forth in Exhibit “C” hereof;
          (e) costs of uncovering, correcting or replacing defective Work which has arisen by reason of Construction Manager’s gross negligence or intentional breach of this Agreement or failure to properly supervise or coordinate the Work;
          (f) losses, costs, and expenses (including attorneys’ fees and disbursements) incurred by Construction Manager in connection with, or as a result of, the occurrence of any event expressly provided for under the terms of this Agreement wherein Construction Manager agrees to indemnify and hold harmless Owner against such losses, costs and expenses (except Owner shall reimburse Construction Manager for legal fees incurred in discharging or bonding Trade Contractor mechanic’s liens as provided for in Section 3.10(i));
          (g) General Conditions Costs which are back-charged to or are deducted from any Trade Contractor for any reason;
          (h) costs incurred by reason of Construction Manager’s failure to comply with its obligations under this Agreement, including costs in the form of penalties, fines or other similar charges, as well as any and all costs incurred in contravention of laws, rules and regulations attributable to Construction Manager’s gross negligence;
          (i) except as otherwise provided in Section 4.01 hereof, premiums for other insurance carried by Construction Manager;
          (j) costs of any item expressly excluded from, or not expressly included within, the items referred to in Section 3.10 or 4.01 hereof; and
          (k) costs of any item or expense which this Agreement provides are to be paid or borne by Construction Manager at its sole cost and expense.
ARTICLE VI
Schedule of the Work and Early Occupancy
     6.01 (a) Construction Manager shall promptly and diligently perform its responsibilities hereunder such, so that (i) Phase I of the Work (as described more fully in the Phased TCO Plan annexed hereto as Exhibit “H”) shall be Substantially Completed on or before August 2, 2010 (the “First Substantial Completion Date”); (ii) Phase II of the Work (as described more fully in the Phased TCO Plan annexed hereto as Exhibit “H”) shall be Substantially Completed on or before August 16, 2010 (the “Second Substantial Completion Date”); and (iii) Phase III of the Work (as described more fully in the Phased TCO Plan annexed hereto as Exhibit “H”) shall be Substantially Completed on or before August 23, 2010 (the “Third Substantial Completion Date”), provided however, that the Parties agree that such dates are contingent on Construction Manager’s commencing foundation and structural work at the Project as of December 9, 2009, and receipt of a building permit by no later than December 18, 2009 . (The First Substantial Completion Date, Second Substantial Completion Date, and Third Substantial Completion Date shall collectively be referred to as the “Substantial Completion Dates”).
          (b) Requirements for Substantial Completion.
               (i) Phase I of the Work shall be deemed Substantially Completed (“Substantial Completion”) on the date when such Work shall be sufficiently completed and all of the following shall have occurred: (a) Owner may use and occupy the Phase I area (as set forth in Exhibit “H”); (b) only minor Punch List items (as such term is defined in Section 7.02(bb) hereof), if any, remain incomplete provided they do not interfere with such use and occupancy; (c) a temporary certificate of occupancy (“TCO”) shall have been issued by the appropriate local governmental authority for the Phase I area, unless such TCO is not issued for reasons outside Construction Manger’s reasonable control; and (d) Construction Manager has performed all services and provided all documentation necessary to enable the commencement or continuationof commissioning and validation activities.
               (ii) Phase II of the Work shall be deemed Substantially Completed on the date when such Work shall be sufficiently completed and all of the following shall have occurred: (a) Owner may use and occupy the Phase II area (as set forth in Exhibit “H”); (b) only minor Punch List items, if any, remain incomplete provided they do not interfere with such use and occupancy; and (c) a temporary certificate of occupancy (“TCO”) shall have been issued by the appropriate local governmental authority for the Phase II area, unless such TCO is not issued for reasons outside Construction Manger’s reasonable control.
               (iii) Phase III of the Work shall be deemed Substantially Completed on the date when such Work shall be sufficiently completed and all of the following shall have occurred: (a) Owner may use and occupy the Phase III area (as set forth in Exhibit “H”); and (b) a temporary certificate of occupancy (“TCO”) shall have been issued by the appropriate local governmental authority for the Phase III area, unless such TCO is not issued for reasons outside Construction Manger’s reasonable control.
          (c) All Phases of Work shall be Finally Completed on or before September 22, 2010 (the “Final Completion Date”), subject to adjustments as hereinafter provided, including Contemplated Delays (as defined in Section 6.02 hereof). “Final Completion” shall occur on the date when the Work shall have been finally completed and conveyed to Owner, and Owner shall have received satisfactory evidence, that:
               (i) all Work, including all items set forth on the Punch Lists, has been fully and satisfactorily completed in a good and workmanlike manner, in conformance with the Contract Documents and in full compliance with all applicable laws, rules, requirements and regulations of all governmental authorities having jurisdiction over the Work; provided, however, that if the Work does not comply with the aforesaid laws, rules, requirements and regulations by reason of the fact that the Construction Documents do not so comply and Construction Manager had no actual knowledge of such non-compliance, nothing herein shall be deemed to shift any liability on account of such non-compliance from Architect to Construction Manager;
               (ii) all final certificates of approval relating to the Work, including a Certificate of Occupancy (“COO”) of the entire Work and the contemplated uses of the Project, and all necessary certifications of any entity having jurisdiction over the Work or any successor thereto, shall have been issued and delivered to the Owner unless the failure to secure said approvals is related to the design of the Project, unless the inability to secure such certificates is beyond Construction Manager’s reasonable control; and
               (iii) all required receipts, releases of liens, affidavits, waivers, guarantees, warranties, bonds, as-built drawings and any other documents required under this Agreement or the Trade Contractors shall have been issued and delivered to Owner.

     6.02 Anything contained in the foregoing provisions of this Article VI to the contrary notwithstanding, if and to the extent that there are hindrances to, or delays in, the performance of the Work by reason of Contemplated Delays (as such term is defined in this Section 6.02) and if Construction Manager demonstrates that the Work is actually hindered or delayed thereby, any Substantial Completion Dates or the Final Completion Date, as the case may be, shall be postponed by the actual number of days attributable to each such demonstrated cause. For purposes of this Agreement, “Contemplated Delays” (a) shall be deemed to include delays or hindrances caused by (i) strikes, (ii) fire, (iii) acts of the public enemy, (iv) unavailability of, or inability to obtain, labor or materials by reason of shortages which affect the supply or availability of labor or materials, (v) floods, (vi) rebellions, riots, insurrections or sabotage, (vii) labor disputes provided such disputes are beyond Construction Manager’s control and provided Construction Manager takes all responsible steps possible to remediate them, (viii) severe weather conditions, or (ix) any other cause beyond the Construction Manager’s reasonable control, and (b) shall be recognized only if Construction Manager has used its best efforts to minimize the period of delay or hindrance by means which include, without limitation, seeking alternate sources of labor or materials or acceleration of the Work, but such efforts shall not require Construction Manager to incur any additional costs. If Construction Manager wishes to make a claim for an extension of the Substantial Completion Dates or the Final Completion Date by reason of a Contemplated Delay, Construction Manager shall give notice (in accordance with the provisions of Section 29.07 hereof) to Owner of such claim within fourteen (14) days after knowledge of the occurrence of any Contemplated Delay, which notice shall set forth in detail the nature of each Contemplated Delay, the date or dates upon which each cause of delay began (and ended), the number of days of delay attributable to each such cause, and the action taken, or to be taken, by Construction Manager to minimize the period of delay if possible. A Contemplated Delay shall not give rise to any claim for damages or any compensation in the form of an increase in the Contract Sum and Contractor agrees not to make any such claim, provided however, that if Owner directs Construction Manager to accelerate the Work and Construction Manager incurs increased costs in connection therewith, Construction Manager may make a claim for an increase in the Contract Sum in accordance with the terms of this Agreement.
     6.03 In furtherance of the provisions of Sections 6.01 and 6.02 hereof, Construction Manager shall include in all Trade Contracts, whether for labor or materials or both, a provision entitling Construction Manager to terminate or cancel such Trade Contract in the event of a breach thereby by the Trade Contractor or any other occurrence or omission thereunder which would result in a delay in, or hindrance to, the timely progress of the Work.
     6.04 Construction Manager shall notify Owner promptly if the Work will not be completed within the time provided for in the Progress Schedule. If Construction Manager so notifies Owner, or if, in the opinion of Owner reasonably exercised, Construction Manager falls behind in the Progress Schedule for any reason other than a Contemplated Delay, Construction Manager shall take appropriate action to improve the progress of the Work and shall, if requested by Owner, submit operational plans to demonstrate the manner in which the lost time may be regained if possible. Construction Manager acknowledges that if it fails to complete the Work within the time provided in the Progress Schedule, together with extensions permitted pursuant to this Agreement, due to its own fault or the fault of parties for whom Construction Manager is responsible including any Trade Contractor, the parties agree that it would be difficult, if not impossible to determine actual damages to Owner. Consequently, the parties agree that:

     (a) if Construction Manager fails to Substantially Complete Phase I of the Work (as set forth in Exhibit “H”) on or before the First Substantial Completion Date, due to its own fault or the fault of parties for whom Construction Manager is responsible, Construction Manager shall be required to pay to Owner, as and for liquidated damages (and not as a penalty) incurred by Owner as a result of such late completion, the amount of Ten Thousand Dollars ($10,000.00) Dollars per day for each day thereof which occurs subsequent to the First Substantial Completion Date, provided that no liquidated damages will be assessed for the first five (5) business days following the First Substantial Completion Date specified in the Project Schedule;
     (b) if Construction Manager fails to Substantially Complete Phase II of the Work (as set forth in Exhibit “H”) on or before the Second Substantial Completion Date, due to its own fault or the fault of parties for whom Construction Manager is responsible, Construction Manager shall be required to pay to Owner, as and for liquidated damages (and not as a penalty) incurred by Owner as a result of such late completion, the amount of Ten Thousand Dollars ($10,000.00) Dollars per day for each day thereof which occurs subsequent to the Second Substantial Completion Date, provided that no liquidated damages will be assessed for the first ten (10) business days following the Second Substantial Completion Date specified in the Project Schedule; and
     (c) if Construction Manager fails to Substantially Complete Phase III of the Work (as set forth in Exhibit “H”) on or before the Third Substantial Completion Date, due to its own fault or the fault of parties for whom Construction Manager is responsible, Construction Manager shall be required to pay to Owner, as and for liquidated damages (and not as a penalty) incurred by Owner as a result of such late completion, the amount of Ten Thousand Dollars ($10,000.00) Dollars per day for each day thereof which occurs subsequent to the Third Substantial Completion Date, provided that no liquidated damages will be assessed for the first ten (10) business days following the Third Substantial Completion Date specified in the Project Schedule.
The liquidated damage amounts set forth in subparagraphs (a), (b) and (c) of this Section 6.04 are not cumulative, in that Construction Manager shall never be required to pay to Owner more than Ten Thousand Dollars ($10,000.00) per day as and for liquidated damages. The maximum amount of liquidated damages that may be assessed will be equal to the Construction Manger’s Fee. Any liquidated damages required to be paid by Construction Manager pursuant to this Section 6.04 shall (a) be in satisfaction of any actual damages to which Owner would otherwise be entitled as a result of the occurrence of Construction Manager’s delay and shall be Owner’s sole remedy for any Construction Manager caused delay, and (b) be paid promptly by Construction Manager on demand of Owner. Notwithstanding the foregoing or anything elsewhere set forth in this Agreement, at Owner’s option all or any portion of such liquidated damages may be deducted from the amount of any payment required to be made by Owner to Construction Manager under this Agreement.
     6.05 On or before each of the Substantial Completion Dates, Construction Manager shall clear, or cause to be cleared, the Project site and the Project of any debris, construction materials, rubbish, rubble, discarded equipment or spillage caused by Construction Manager or its Trade Contractors of solid or liquid waste in full compliance with all applicable environmental laws, shall remove all tools, construction equipment, machinery and surplus materials, and shall maintain the Project free of such items (attributable to Construction Manager’s work) until Final Completion. In addition, on or before each of the Substantial Completion Dates, Construction Manager shall clean, or cause to be cleaned in broom clean condition the Project, as provided in the Construction Documents. If the Project or the Project site are injured or damaged by Construction Manager, in the course of Construction Manager’s cleaning or removal, Construction Manager, without increase to the Guaranteed Maximum Price, promptly shall repair and restore the portion thereof so damaged or injured to its condition immediately prior to such damage or injury in a manner satisfactory to Owner and Architect. If Construction Manager fails to undertake or cause the undertaking of the aforesaid cleaning, removal and repairs, in such event, the Owner may, at Owner’s sole option, avail itself of any of the remedies provided in this Agreement and, subject to giving forty-eight (48) hours’ prior written notice to Construction Manager, Owner may also perform, or cause to be performed, the aforesaid cleaning, removal and repairs and, in such event, all additional expenses incurred by Owner in connection therewith, at Owner’s option, shall be reimbursed to Owner either (a) by Owner not paying Construction Manager monies then due or next becoming due from Owner to Construction Manager hereunder, or (b) by Construction Manager paying such amounts to Owner on demand, after rendition of a bill or statement therefor.
     6.06 Prior to Substantial Completion of any Phase of the Work, Owner or Owner’s designees shall have the right to use or occupy all or any portion of the Project or to install or cause the installation of furniture, furnishings and equipment therein, provided that such occupancy shall not materially interfere with Construction Manager’s performance of its obligations hereunder (including harmonious labor relations) and, provided further, that Owner or Owner’s designees, as the case may be, shall be liable for any delay, or personal injuries to, or death of, any person and for property damage, to the extent the same is caused by the acts or omissions of Owner or Owner’s designees, as the case may be, in connection with their aforesaid use or occupancy of the Project. Such use or occupancy by Owner or Owner’s designees shall not (a) constitute acceptance by Owner of any element of the Work or the space, systems, materials or equipment incorporated in the Project, (b) be construed as a waiver of any right or claim by Owner in connection with any Work, or (c) affect the obligations of Construction Manager or any Trade Contractor for any Work which is not in accordance with this Agreement, the respective Trade Contracts or the Contract Documents. Construction Manager shall continue performance of the Work in a manner which shall not unreasonably interfere with the aforesaid use, occupancy and operation by Owner or Owner’s designees. Construction Manager agrees that it shall not unreasonably interfere with, or object to, such use or occupancy by Owner or Owner’s designees and that it shall cooperate with Owner and any designated occupants to facilitate such early occupancy.
     6.07 Owner and Owner’s designees shall have the right of access to the entrances, loading facilities and such other services as Construction Manager shall be using or providing to the Project. Such right of access shall be subject to the reasonable rules of Construction Manager, which rules (a) shall be for the sole purpose of coordinating such access and for observing all safety and precautionary measures, and (b) shall not hinder, prohibit or interfere with such access. In addition, Owner may require the use and operation of any completed heating, ventilating or air conditioning equipment at the time that Owner or Owner’s designees occupy or use any portion of the Project.

     6.08 On or before January 9, 2010, Owner may elect to offer Construction Manager an accelerated delivery fee (“Construction Manager’s Accelerated Delivery Fee”) in the amount of One Million Four Hundred Five Thousand Fifty Eight Dollars ($1,405,058.00), which amount shall be paid in addition to the GMP if the Construction Manager achieves Substantial Completion of Phase I of the Work on or before July 2, 2010. The Construction Manager’s Accelerated Delivery Fee shall cover all increases to the Trade Contractor Costs and the Construction Manager’s Fee.
ARTICLE VII
Construction Manager’s Work
     7.01 Pre-Construction Phase. Construction Manager agrees that during the pre-construction phase of the Work (the “Pre-Construction Phase”), it shall perform the following services:
          (a) consult with Owner and Architect to ascertain Owner’s needs and goals and the requirements of the Work;
          (b) thoroughly review all preliminary plans and specifications, and all revisions and additions thereto, for the purpose of preparing and submitting to Owner preliminary budgets (“Construction Budget”), to be in such form and contain such detail as required by Owner and which Construction Budget shall be revised as requested by Owner or more frequently if Owner so requires;
          (c) provide assistance to, and cooperate with Owner and Architect in obtaining all necessary approvals of governmental authorities having jurisdiction over the Project;
          (d) thoroughly investigate existing conditions at the Project site and consult with and advise Owner and Architect concerning all materials and major design, building systems and construction elements to be incorporated in the Work, taking into consideration costs, availability, lead time for ordering materials, speed of construction and maintenance;
          (e) review estimates, if any, of Architect and Consultants with respect to the costs of the Work;
          (f) review the Construction Documents (but without assuming Architect’s responsibility for errors and omissions) as they are being prepared for the purpose of making recommendations, and make recommendations to Owner and Architect with respect to the following;
               (i) the availability of labor, materials and supplies;
               (ii) elimination of possible conflicts and/or overlapping jurisdictions among the various trades or overlapping responsibilities among Trade Contractors;
               (iii) (x) patent conflicts and omissions and (y) variations from customary construction practices and methods which, in the opinion of Construction Manager,

may cause difficulties or occasion delay in the performance of the Work, it being expressly understood that by review of the Construction Documents under this entire paragraph, Construction Manager shall not thereby assume responsibility for design errors and omissions;
               (iv) discrepancies and deficiencies in the Construction Documents, or between the Construction Documents and existing conditions at the Project;
               (v) conduct of construction operations under good construction practices;
               (vi) costs of labor, supplies, materials and equipment to be used in the performance of the Work;
               (vii) unit prices and alternates;
               (viii) required temporary and Project support facilities;
               (ix) construction detailing; and
               (x) construction economies through alternative methods, materials, or concepts, consistent with Owner’s requirements and sound construction practice;
          (g) establish, implement and observe all safety, health and environmental protection measures during performance of the Work, consistent with the requirements of all applicable federal, state and local laws, rules and regulations; submit to Owner, and periodically update, as necessary, appropriate or may be required, safety plans for the Project showing the manner in which the aforesaid measures are implemented; and designate a responsible person or persons of Construction Manager’s office organization, as site safety coordinator. The performance of such services by Construction Manager shall not relieve it or any of the Trade Contractors of their respective responsibilities for the safety of persons and property in compliance with this Agreement and all statutes, rules, regulations and orders applicable to the Work;
          (h) in consultation with Owner and Architect, develop the most favorable way of bidding the Work, including, without limitation, the size and scope of each bid package, and dates of bidding and use of “fast-track” methods;
          (i) make a labor survey, including an analysis of the costs, types and quality of labor required for the Work and a forecast of the availability thereof as and when needed, including a survey and schedule of the dates of all union labor contracts coming up for renewal during the projected period of construction;
          (j) make recommendations regarding, and render assistance necessary for, the development and administration of an effective labor relations program for the Work and the avoidance of labor disputes during the performance of the Work and assist in negotiating any agreements with labor unions;
          (k) in consultation with Owner and Architect and as expeditiously as is required for the orderly and timely completion of the Project, prepare and submit to Owner for its approval, a progress schedule for the performance of the Work, make such modifications thereto as Owner may reasonably request and, upon Owner’s approval of the same (which, subsequent to such approval is hereinafter referred to as the “Progress Schedule”), make no further modifications thereto without first in each instance obtaining Owner’s prior approval thereof. The Progress Schedule shall also (i) set forth a construction time schedule which identifies all major and critical components of the Project and the Work, including Architect’s preparation of design documents, all major and critical design details and all matters relating to Trade Contractors and Trade Contract awards, and which identifies Owner’s responsibilities, if any, with respect to the design documents, and (ii) from and after the date that the same is available, incorporate the information described in this Section 7.01. Construction Manager agrees that the Progress Schedule shall not be amended, modified or extended without Owner’s prior written approval;
          (l) advise and make recommendations to Owner and Architect regarding the best order and sequence for the development of the Construction Documents;
          (m) maintain written records of all communications with, and recommendations made to, Architect, and Architect’s responses thereto; make the same available for inspection by Owner at all times and promptly furnish to Owner copies of all correspondence between Construction Manager and Architect relative to the Work and the Project;
          (n) advise and consult with Owner and obtain Owner’s approval of, Trade Contractors qualified to bid the various packages of the Work as well as methods of, and the form of, Trade Contract awards, and award Trade Contracts all in the manner set forth in Article VIII hereof;
          (o) review with Trade Contractors all methods and materials that may be used in connection with the Work and make recommendations to Owner and Architect regarding changes, if any, to the Construction Documents;
          (p) make a materials survey, including an analysis of all materials and equipment required for the Work and a forecast of the availability thereof as and when needed, including advice of any factors or potential occurrences then known by Construction Manager which might affect the future availability of such materials and equipment and coordinate all purchases of materials and equipment; and
          (q) assist Owner in connection with the pre-purchasing of any long-lead materials and/or equipment to be incorporated in the Work.
     Construction Manager agrees to perform such other and additional services similar in type and obligation to those listed above, prepare such other reasonably requested schedules, reports, budgets and other technical data, and attend such meetings during the Pre-Construction Phase as Owner may reasonably request in order to assist in the preparation of the Construction Documents, cost estimates, updated Progress Schedules and any other documents and instruments relative to the Work and the Project, to the end that Final Completion of the Work may be brought and maintained within the GMP and Substantial Completion Dates.
     7.02 Construction Phase. Construction Manager agrees that during the construction phase (the “Construction Phase”) of the Work, which Construction Phase shall commence on the date of commencement of construction of any portion of the Work, upon which Owner gives notice to Construction Manager and provided that Owner has obtained the necessary construction financing for such work (unless otherwise agreed by the Owner and Construction Manager), and shall terminate on the date of Final Completion of the Work, it shall perform the following services:
          (a) establish procedures for the orderly and expeditious performance and Final Completion of the Work in accordance with the terms of this Agreement; perform, or require to be performed, all Work necessary in connection therewith; establish procedures for administration of Trade Contracts; and maintain coordination among Trade Contractors;
          (b) prepare Project site organization and lines of authority in order to carry out the Work on a coordinated basis;
          (c) organize staff and assign personnel, as approved by Owner, to various areas to provide a positive and efficient means by which the Work may be controlled, coordinated and expedited;
          (d) in consultation with Owner and Architect, update the latest Construction Budget prepared in the course of the Pre-Construction Phase, setting forth in such manner and detail as Owner may require, all anticipated costs of the Work for (i) all Trade Contractors performing labor or furnishing materials under Trade Contracts, other than Trade Contracts awarded solely for the performance of General Conditions Work Items, on a trade-by-trade and square foot basis, (ii) all of the Construction Manager’s personnel and labor referred to in Section 3.10(a) hereof, and (iii) all General Conditions Work Items, broken down on an itemized, line item basis, and segregated to reflect those portions of said General Conditions Work Items which are to be performed by Construction Manager and those portions which are to be performed by Trade Contractors; update monthly, in consultation with Owner and Architect, and submit to Owner for its approval, such Construction Budget, and make such adjustments thereto, including adjustments by reason of approved Change Orders and Emergency Change Orders, to keep Owner currently informed as to the anticipated aggregate Costs of the Work. Construction Manager agrees that if there exists any factor, event or occurrence of any kind which in Construction Manager’s opinion, inhibits or prevents the furnishing of accurate cost forecasts, then and in such event, Construction Manager promptly shall so advise Owner in writing;
          (e) coordinate the scheduling of the Work;
          (f) require submission of, and review, progress schedules of Trade Contractors and make adjustments to such schedules as appropriate in an effort to continue the expeditious Final Completion of the Work within the time periods set forth in the Progress Schedule;
          (g) except as otherwise provided in Article XXII hereof, obtain Owner’s written approval of any changes in the Work and any approvals or other documents necessary in connection therewith;
          (h) conduct necessary job and coordination meetings, which job meetings shall be held not less often than weekly unless not required and which coordination meetings shall be held as required, and attend all such meetings;

          (i) prepare agendas and detailed written minutes of each job and coordination meeting and furnish copies thereof to Owner and Architect;
          (j) prepare and maintain Project record keeping system, including records of all changes in the Work necessitated by reason of Change Orders, Emergency Change Orders and Field Orders, Work progress schedules, daily manpower breakdown, shop drawing logs, material lists, records of all pertinent communications with, and recommendations made to, Architect and its responses thereto, and daily reports recording manpower breakdowns on a trade-by-trade basis with a description of the Work being performed each day by each trade, equipment and material deliveries, visitors, special occurrences, weather conditions, and other Work related information and make such on-Project site records available for inspection to Owner (and, if required by Owner, to Architect and/or Consultants). In addition, copies of all correspondence pertaining to the Work shall be maintained by Construction Manager and shall be made available at all times to Owner;
          (k) submit to Owner each month a “Job Progress Report” which shall describe the following: (i) the financial condition of the Work, including Trade Contract awards, Project modifications, anticipated cost summary, Change Order summary and projected cash flow; (ii) construction status, including updated Progress Schedules with projected critical dates compared with original milestone dates, status of job progress to date, current Work activity, projected Work activity for the following month, job photos and status of materials required; and (iii) drawing status, including status of drawing schedule, status of shop drawings, shop drawing schedule, status of coordination drawings, coordination drawing routing schedule, and coordination meeting minutes;
          (l) require that Trade Contractors submit and assemble and review, brochures, guarantees, certificates of compliance and other agreements and instruments;
          (m) obtain and review for constructability (but not as a substitute for Architect’s technical review) all shop drawings, samples and catalog cuts submitted by Trade Contractors and comment to Owner and Architect on their form and any significant inconsistencies between the shop drawings and the Construction Documents; and after Construction Manager shall so review said documents it shall promptly submit the shop drawings to Architect for review and approval. After return of the shop drawings from Architect, review Architect’s comments to the shop drawings; and distribute them to the submitting Trade Contractor and all other affected parties so that the Work may be properly coordinated and implemented into the Project. Construction Manager shall not be responsible for design errors and omissions. Construction Manager shall use its best efforts to discover and resolve any conflicts between shop drawings submitted by Trade Contractors; Construction Manager acknowledges and agrees that as part of its obligations under this Agreement, Construction Manager and its Trade Contractors are to prepare and submit shop drawings and other submissions, conduct coordination meetings and prepare coordination drawings for the purpose of coordinating the work required of Construction Manager and its Trade Contractors. Owner shall require the attendance of Architect at coordination meetings, when requested by Construction Manager. This process, in part, is intended to recognize and resolve design conflicts in advance of fabrication and installation of the various components of the Work. Construction Manager agrees that it shall expeditiously and thoroughly prepare and submit shop drawings and conduct and conclude the coordination effort at the earliest possible time so as to facilitate the recognition and resolution of conflicts, including errors in the Construction Documents, such that any adverse effects on the progress of the Work are avoided to the fullest extent reasonably possible. Similarly, the proposal of substitutions in accordance with Article XXI of this Agreement shall be conducted at the earliest possible time. Nothing herein shall relieve Construction Manager from its own failure to comply with its obligations with respect to shop drawings, samples and catalog cuts;
          (n) at the Project site, on a current basis:
               (i) maintain, and make available to Owner, Architect and/or Consultants, copies of any records with respect to Trade Contracts, shop drawings, samples, operating manuals, the Construction Documents, equipment and any and all other related documents and any revisions to any of the foregoing which may arise out of, or be related to, this Agreement;
               (ii) maintain and provide, and make available to Owner, Architect and/or Consultants, progress photos taken on a monthly basis according to a plan, as previously approved by Owner; and
               (iii) upon final completion of the Work, deliver to Owner, in both hard copy and AutoCAD format, a complete set of marked “as-built drawings”, with respect to mechanical, electrical, plumbing showing the Work, as actually completed, together with copies of all operating instructions and maintenance manuals in both hard copy and PDF format (bound and indexed); and
          (o) establish and coordinate with Owner a system for processing, expediting and administering all Trade Contracts for the purchase of materials, supplies and equipment. Manage the procurement and delivery of critical materials to the Project site and coordinate the deliveries with the progress of the Work;
          (p) notify Owner and Architect of the progress of the Work, and advise Owner, in accordance with the provisions of Article VI hereof, of any delays or serious potential delays which may affect Substantial Completion of the Work and of Construction Manager’s recommendations regarding such delays;
          (q) inspect and coordinate the work of all Trade Contractors, enforce the terms of their respective Trade Contracts and enforce strict discipline and good order among all Trade Contractors in an effort to see that the Work is performed in accordance with the terms of such Trade Contracts, the Contract Documents, recognized trade standards and the applicable laws, rules and regulations of governmental authorities having jurisdiction over the Work and endeavor to guard Owner against any delays, increased costs and defects and deficiencies in the Work. In connection with the foregoing, Construction Manager shall (i) require any Trade Contractor to stop the performance of any Work which Construction Manager observes is not in compliance with the requirements of its respective Trade Contract, the Contract Documents, recognized trade standards or the applicable laws, rules and regulations of any governmental authorities having jurisdiction over the Work; (ii) reject and require to be corrected, those portions of the Work which Construction Manager discovers does not conform to the requirements of the applicable Trade

Contract, the Contract Documents, recognized trade standards or the applicable laws, rules and regulations of any governmental authorities having jurisdiction over the Work; (iii) inspect all materials, supplies and equipment delivered or installed in connection with, or pursuant to, any Trade Contract in an effort to determine that the same are in compliance with the requirements of the applicable Trade Contract, the Contract Documents, recognized trade standards and the laws, rules and regulations of all governmental authorities having jurisdiction over the Work and reject and require replacement of all non-conforming materials, supplies and equipment; and (iv) not employ on the Work any person or Trade Contractor unfit for or unskilled in the assigned task and, remove such unfit or unskilled employee or such Trade Contractor from the Project site; provided that the Construction Manager has no responsibility to ensure that the design complies with all building codes and other governmental requirements.
          (r) arrange for all cutting, fitting or patching that may be required to complete the Work or to make its several parts fit together properly;
          (s) use best efforts to resolve disputes between Trade Contractors relative to the performance of their work or the furnishing of materials, supplies or equipment in connection with the Work;
          (t) arrange for the storage of all materials, supplies, systems and equipment provided in connection with the performance of the Work;
          (u) maintain the Project site in a safe and orderly fashion and provide Project site clean-up of the Work on a regular basis during the course of construction, and also upon Substantial Completion of each Phase of the Work and Final Completion, as provided in this Agreement;
          (v) enforce the implementation of necessary safety, health and environmental protection measures (as required under Section 7.01(g) hereof) during the performance of the Work, which shall include, without limitation, the erection and maintenance of all reasonable safeguards and the posting of danger signs and other warnings against hazards, conduct inspections and require that all Trade Contractors comply with all federal, state and local safety, health, equal opportunity and environmental protection and other requirements, laws, rules and regulations as well as all necessary safety, health and environmental protection measures as provided herein applicable to the Work;
          (w) prepare a schedule of values and Applications for Payment in a form reasonably approved by Owner and Lender, if any; determine, prior to the submission of each Application for Payment, whether and to what extent the sums requested herein are due and payable; and certify to the best of Construction Manager’s knowledge, information and belief the same to Owner and Lender, if any;
          (x) make recommendations with respect to any changes Construction Manager may consider necessary or desirable in connection with the Work (including, but not limited to, events of force majeure or Contemplated Delay), it being understood and agreed that, except as otherwise provided in Section 22.05 and 22.06 hereof, no changes to the Contract Documents may be made in connection with the Work without the prior written approval of Owner;

          (y) issue to Trade Contractors (i) all Change Orders approved by Owner, and (ii) all Emergency Change Orders and Field Orders in the manner and in accordance with the provisions set forth in Article XXII hereof;
          (z) with respect to portions of the Work to be performed pursuant to a Change Order, an Emergency Change Order, or a Field Order, on a time and material, unit-cost or other similar basis, keep and require the keeping of records and computations thereof and maintain accurate cost accounting records, and provide copies thereof to Owner;
          (aa) review all Trade Contractors’ insurance documents for compliance with the provisions of their respective Trade Contracts and inform Owner of any deficiencies in said coverage;
          (bb) assist Owner in determining when Substantial Completion of each Phase of the Work has taken place; subsequent to Substantial Completion of each Phase of the Work, prepare (in consultation with Architect) lists of incomplete or unsatisfactory Work (“Punch Lists”) and perform or cause to be performed, and supervise all work necessary to complete the items set forth on the Punch Lists; provided, however, that the failure to include any element of the Work on such Punch Lists shall not alter the responsibility of Construction Manager and/or Trade Contractors to complete the Work in accordance with the Contract Documents; and subsequent to the completion of all items set forth on the Punch Lists items and any other unfinished portions of the Work, provide written notice to Owner, Architect (and if requested by Owner, to Consultants), that the Work has reached the stage of Final Completion and is ready for final inspection;
          (cc) assist Owner’s maintenance personnel in the initial start up, testing and operation of the Work and all systems comprising a portion of the same;
          (dd) prior to making final payment under any Trade Contract, (i) prepare a Trade Contract status summary indicating its financial status, complete with a summary of all approved Change Orders and payments made to date, and (ii) secure and deliver to Owner all required guarantees, affidavits, releases of liens, waivers, certificates, consent of any surety to final payment, as-built drawings, maintenance manuals, operating instructions and other documents required to be delivered under this Agreement in connection with the Work; and
          (ee) secure and deliver to Owner all governmental consents, approvals, licenses and permits customarily obtained by a construction manager performing services and functions similar to the services and functions being performed by Construction Manager hereunder, including, but not limited to, obtaining a TCO, unless the failure to obtain a TCO is not due to any fault of Construction Manager, its Trade Contractors or anyone for whose acts they may be liable; it being expressly understood that the making of final payment by Owner to Construction Manager hereunder shall be conditional upon the deliverance by Construction Manager of the foregoing to Owner unless the failure to obtain any of the above is due to causes beyond the reasonable control of Construction Manager.

     7.03 Notwithstanding the division of Construction Manager’s work into the Pre-Construction and Construction Phases as provided in this Article VII, Construction Manager understands and agrees that the Project may proceed on a “fast-track” basis and that portions of the Work to be performed by Construction Manager in the Pre-Construction Phase may overlap and be combined with portions of the Work to be performed in the Construction Phase.
     7.04 (a) Construction Manager and all Trade Contractors shall warrant and represent that all materials and equipment incorporated in the Work shall be new and that the Work shall be of good quality, free from improper workmanship and defective materials and in strict conformance with the Contract Documents, and all applicable laws, rules, requirements and regulations of any governmental authorities having jurisdiction over the Work. All Work not conforming to these requirements, including substitutions not properly approved and authorized, may be considered defective; provided, however, that if the Work does not comply with the aforesaid laws, rules, requirements and regulations by reason of the fact that the Construction Documents do not so comply and Construction Manager had no knowledge of such non-compliance, nothing herein shall be deemed to shift any liability on account of such non-compliance from Architect to Construction Manager. This warranty is not limited by the provisions of Section 7.04(b) hereof;
          (b) Construction Manager and all Trade Contractors shall guarantee all Work or portion thereof for a period of one (1) year after the earlier of Substantial Completion of all Work or beneficial or occupancy or any portion thereof or such longer period as prescribed by the Construction Documents. In the event the Work or any portion thereof is found defective or not in accordance with the Contract Documents, within such time period, Construction Manager shall require the appropriate Trade Contractor to correct it promptly after written notice from Owner to do so unless Owner has previously given written acceptance of such condition. Owner shall give such written notice promptly after discovery of the same. All warranties/guarantees for longer than one (1) year shall be assigned to Owner who shall enforce directly without recourse to Construction Manager;
          (c) nothing contained in subparagraph (b) of this Section 7.04 shall be construed to establish a period of limitation with respect to any other obligation which Construction Manager might have under the Contract Documents. The establishment of the time periods noted in subparagraph (b) of this Section 7.04, relates only to the specific obligation of the Construction Manager to require the appropriate Trade Contractor to correct the Work, and has no relationship to the time within which Construction Manager’s or a Trade Contractor’s obligation to comply with the Contract Documents may be sought to be enforced, nor to the time within which proceedings may be commenced to establish Construction Manager’s liability with respect to Construction Manager’s obligations other than specifically to correct the Work (except as set forth in the last sentence of Section 7.04(b)).
     7.05 If conditions are encountered at the site which are (i) subsurface or otherwise concealed physical conditions which differ materially from those indicated in the Contract Documents or (ii) unknown physical conditions of an unusual nature, which differ materially from those ordinarily found to exist and generally recognized as inherent in construction activities of the character provided for in the Contract Documents, then notice by the observing party shall be given to the other party promptly upon knowledge thereof or before conditions are disturbed. The

Architect will promptly investigate such conditions and, if they differ materially and cause increase or decrease in the Construction Manager’s cost of, or time required for, performance of any part of the Work, will recommend an equitable adjustment in the GMP or Contract Time, or both, as a Change Order.
ARTICLE VIII
Trade Contracts
     8.01 Unless otherwise agreed upon in writing by Owner, all items of the Work to be performed and all materials, supplies and equipment to be furnished in connection therewith shall be performed by Trade Contractors, approved by Owner, pursuant to Trade Contracts awarded by Construction Manager, which Trade Contracts shall be written on Construction Manager’s trade contract form (the “Trade Contract Form”). Prior to awarding any Trade Contract, Construction Manager shall consult with Owner with respect to Trade Contractors qualified to bid the various portions of the Work, as well as the methods of, and form of, Trade Contract awards. Thereafter, Construction Manager shall (a) prepare, in consultation with Owner and subject to its approval (and, if requested by Owner, in consultation with Architect), the invitation for bid and a bidder’s list, setting forth at least three (3) Trade Contractors for each trade (the “Bid List”), (b) request bids from the various Trade Contractors on the Bid List, (c) conduct, in cooperation with Owner, formal pre-bid meetings with bidders of each trade involved in the performance of the Work for the purpose of explaining the scope of the Work, and (d) open all Trade Contract bids obtained, and review the same, in the presence of Owner. Also, prior to awarding any Trade Contract, Construction Manager shall consult with Owner with respect to Construction Manager’s evaluation of Trade Contract bids and the awarding of Trade Contracts and, subject to the approval of Owner, shall negotiate the most favorable price and terms to be included in such Trade Contracts. Thereafter, Construction Manager shall, by letter in a form approved by Owner (the “Trade Contract Award Letter”), advise Owner of (i) which Trade Contract bids it intends to accept, (ii) the price of the proposed Trade Contract awards and (iii) any proposed material differences between the provisions of the Trade Contract Form and the terms of the Trade Contract that Construction Manager proposes to enter into with said Trade Contractor. For purposes hereof, the term “material difference” shall be deemed to mean changes to the Trade Contract Form that (i) permit the Trade Contractor thereunder to observe a lesser standard of care in the performance of its obligations to Construction Manager under the Trade Contract than Construction Manager is obligated to observe under the terms of this Agreement, (ii) any other difference which is similar in nature to the aforesaid or is a difference that may have a cost, liability or other consequence to Owner. Upon receipt by Owner of Construction Manager’s Trade Contract Award Letter, Owner shall countersign the Trade Contract Award Letter, setting forth Owner’s acceptance, rejection or other comment regarding the difference between the proposed Trade Contract and the Trade Contract Form. Construction Manager, upon receipt of Owner’s Trade Contract Approval Letter, promptly shall make all required changes in the proposed Trade Contract and award the Trade Contract in question. All Trade Contracts shall be executed in triplicate by Construction Manager and one fully executed original shall be promptly delivered to Owner.

     8.02 Each Trade Contract shall require that all Work performed or materials, supplies or equipment furnished pursuant thereto shall comply with the Contract Documents, the building permit and the trade standards, laws, rules, regulations and requirements of all governmental authorities having jurisdiction over the Work. It is expressly understood and agreed that no portion of the Work shall be performed, and no materials or equipment required on account of the Work shall be furnished, by any Trade Contractor unless and until a Trade Contract for the same is entered into between Construction Manager and the Trade Contractor in question in accordance with the provisions of Section 8.01 hereof and a copy thereof is delivered to Owner, unless Owner expressly waives, in each instance, the requirement that the same be delivered as aforesaid. The Trade Contractors are not required to ensure that the design complies with the applicable building codes or with any other governmental requirements.
     8.03 Each Trade Contract will require the Trade Contractor to agree to the following terms:
               (i) provisions for a hold-back of ten (10%) percent until such time when fifty (50%) percent of such Trade Contractor’s Costs has been paid, at which time the hold-back on the remainder of the payments to the Trade Contractor shall be reduced to zero (0%) percent of the Trade Contractor’s Costs until the Work is finally complete;
               (ii) an obligation on the part of the Trade Contractor promptly to repair, at no additional cost to Owner, any latent defects and to replace any defective materials, supplies or equipment, provided that notice thereof is given within one (1) year (or such shorter or longer period as may be contained in the Trade Contract in question approved by Owner) after Substantial Completion of all Work, or should this Agreement and the applicable Trade Contract be sooner terminated by Construction Manager or Owner, within one (1) year (or such shorter or longer period as may be contained in the Trade Contract in question) after the date of such termination, to the extent that the same were incorporated in the Work prior to the date of such termination; and
               (iii) a provision that if this Agreement is terminated by Owner pursuant to Article XIV hereof for cause, the Trade Contract, at the option of Owner, shall be assigned by Construction Manager to Owner, Lender, if any, or such entity or entities as Owner may direct and, in such event, the assignee shall assume all of Construction Manager’s liabilities thereunder arising from and after the date of such assignment; provided, however, that nothing contained herein shall be deemed to release Construction Manager from liability to such Trade Contractor or to Owner, Lender, if any, or such other entity or entities with respect to claims arising prior to the date of such termination; the Owner shall be responsible for payment to subcontractors for all work performed before or after the date of assignment for which the Owner has not previously made payment to Construction Manager.
ARTICLE IX
Discounts, Rebates and Refunds
     With submission of Construction Manager’s monthly Application for Payment, Construction Manager is obligated to inform Owner of any cash discounts which are anticipated in the upcoming pay period. All cash discounts shall accrue to Owner provided Owner makes payment to Construction Manager within the period necessary to secure such discounts. Construction Manager promptly shall inform Owner of the availability of all cash discounts so as to afford Owner the opportunity to obtain the same. All trade discounts, rebates, refunds and gratuities, if any, and all returns from the sale of surplus materials and equipment shall accrue to Owner and Construction Manager shall take such steps as are necessary to insure that Owner receives all of the foregoing.
ARTICLE X
Accounting Records
     Construction Manager shall monitor delivery to the Project site of all materials, equipment and supplies used in connection with the Work or incorporated in the Project, shall check all labor performing Work and shall keep full and detailed accounting records and procedures in an effort to provide the proper financial management of the Work. Owner and Owner’s representatives shall have access to, and shall have the right to audit, upon reasonable notice by Owner and for a period of two (2) years after Substantial Completion, all of Construction Manager’s records, books, correspondence, instructions, drawings, receipts, vouchers, memoranda and similar data relating to the performance of the Work and the construction of the Project and Construction Manager shall (i) preserve all such records for a period of six (6) years after Substantial Completion of all Work, and (ii) if requested by Owner, no later than ten (10) days prior to the expiration of such six (6) year period, deliver to Owner, at Owner’s cost copies of all or any portion of such records.
ARTICLE XI
Applications for Payment
     11.01 Owner shall make progress payments to Construction Manager at monthly intervals for reimbursement of the costs incurred by Construction Manager during the Construction Phase in the performance of the Work and in payment of Construction Manager’s Fee Reimbursable Expenses and General Conditions in accordance with the following procedures, which procedures may be amended at the request of the Lender, if any:
          (a) During the performance of the Work, Construction Manager and Owner shall meet at the Project site on or before the first (1st) day of each month for the purpose of reviewing Construction Manager’s performance and completion of certain items of the Work and to review a draft of the Construction Manager’s Application for partial payment. Based upon Owner’s review of such draft of Construction Manager’s Application for partial payment, on or before the fifth (5th) day of the calendar month following commencement of the Work and on or before the fifth (5th) day of each calendar month thereafter, Construction Manager shall submit to Owner and Lender, if any, for review and certification, an application for partial payment (the “Application for Payment”), in form satisfactory to Owner and Lender, if any, setting forth in complete detail (i) the portion of Reimbursable Costs incurred by Construction Manager in connection with the Work during the immediately preceding thirty (30) day period for which Construction Manager is to be reimbursed as provided in Article IV hereof, and (ii) the amount of Construction Manager’s Fee and General Conditions attributable to such Reimbursable Costs payable that month. To the extent allowed by Owner under Article XX hereof, any materials which are stored but have not been incorporated into the Project shall be listed separately on each Application for Payment. Owner shall have the right to require that any or all Applications for Payment be accompanied by such documents (including written releases of lien from Construction Manager and/or Trade Contractors) as Owner and Lender, if any, may require to evidence that title to the equipment or materials incorporated, in the Project, or pre-purchased as provided in Article XX hereof, is unencumbered;
          (b) Each Application for Payment shall constitute a representation by Construction Manager that to the best of Construction Manager’s knowledge, information and belief: (i) the partial payment then requested to be disbursed has been incurred by Construction Manager on account of the Work or is justly due to Trade Contractors on account thereof, (ii) the materials, supplies and equipment for which such Application for Payment is being submitted have been installed or incorporated in the Project, or have been stored at the Project site or at such off-Project site storage locations as shall have been allowed by Owner hereunder; (iii) the materials, supplies and equipment are not subject to any liens or encumbrances, (iv) no mechanic’s, laborer’s, vendors, materialman’s or other liens have been filed in connection with the Project or any of the materials, supplies or equipment incorporated therein or purchased in connection thereto, or if such lien has been filed and served upon Construction Manager a statement to that effect and (v) the Work which is the subject of such Application for Payment has been performed in accordance with the Contract Documents. Construction Manager shall carefully examine all payment breakdowns and applications for payment submitted by Trade Contractors in an effort to eliminate “front-end loading”; shall report any attempts to so “front-end load” in writing to Owner; and shall under no circumstances, except with the specific prior written approval of Owner, request or allow payments to be made to any Trade Contractor which are “front-end loaded” and which do not accurately reflect the true value of the work performed or the materials, supplies or equipment actually furnished;
          (c) On the earlier of fifteen (15) days following Owner’s approval of Construction Manager’s Application for Payment thereof, or the thirtieth (30th) day after Owner’s receipt thereof, Owner shall pay to Construction Manager an amount equal to the amount approved by Owner and if applicable, by Lender, less a hold-back set forth in Section 8.03(i) hereof, of the Trade Contract Costs (including payments to Trade Contractors for the performance of General Conditions Work Items pursuant to Trade Contracts) with input by Architect, the Construction Manager’s General Conditions without any hold-back or retention, and the Construction Manager’s Fee less a hold-back set forth in Section 3.07 hereof. (With approval from Owner, Construction Manager may release Trade Contractor retention on a trade-by-trade basis upon final completion of a given Trade’s work.) Construction Manager shall process and make payments for all obligations to Trade Contractors which are covered by the Application for Payment so paid by Owner within seven working (7) days of receipt of payment from Owner. This provision is strictly for the benefit of Owner in order that satisfactory morale and relations with Trade Contractors be maintained and shall not under any circumstances confer any right upon any third party. This provision shall be waivable by Owner, in writing, in its absolute discretion;
          (d) Within thirty (30) days following Substantial Completion of all Work and submission of an Application for Payment therefor by Construction Manager, Owner shall pay to Construction Manager an amount equal to the balance remaining unpaid, less a hold-back of five (5%), to Construction Manager on account of Reimbursable Costs, together with the amount of the

Construction Manager’s Fee and General Conditions due and payable, after deducting from monies otherwise due to Trade Contractors therefrom that amount of any hold-back in connection with any Trade Contract (including Trade Contracts for the performance of General Conditions Work Items) as Owner shall be entitled to hold back pursuant to the provisions of Section 8.03(i) hereof (or, at Owner’s election, such lesser amount with respect to any Trade Contract as Owner may determine, necessary to complete Punch List items and replace defective work). Said Application for Payment shall also be accompanied (i) by written releases, executed by each Trade Contractor receiving final payment under their respective Trade Contracts, waiving their right to file any mechanic’s, vendors, laborer’s, materialman’s or other liens against the Project, and (ii) by such other certificates, as-built drawings, maintenance manuals, operating instructions, permits and other documents or instruments required to be delivered to Owner at Final Completion of the Work under this Agreement. Notwithstanding the foregoing, it is expressly understood and agreed that if, at any time after any of the hold-back with respect to a particular Trade Contract is released, any lien or claim is filed against the Project which relates to work performed or materials, supplies or equipment furnished by such Trade Contractor or its sub-Trade Contractors, Owner, at its option and provided Construction Manager does not bond or otherwise discharge such lien as required by Article XIII, shall be entitled either (x) to hold back from the sums then due or next becoming due to said Construction Manager an amount equal to all costs and expenses to be incurred in causing such lien or claim to be discharged of record, including, without limitation, attorneys’ fees and disbursements, or (y) to require that Construction Manager immediately discharge the same of record, at its sole cost and expense, except as provided in Article XIII, by payment, bonding or otherwise, or (z) to require that Construction Manager pay to Owner, on demand, the amount necessary to cause such lien or claim to be discharged of record, together with all costs and expenses incurred by Owner in connection therewith, including, without limitation, attorneys’ fees and disbursements;
          (e) Within forty-five (45) days following Final Completion of the Work, and upon submission of a final Application for Payment therefor by Construction Manager (accompanied by all as-built drawings, certificates, releases of lien and other documents and instruments not theretofore delivered to Owner as required under Sections 6.01 and 7.02, hereof) Owner shall pay to Construction Manager an amount equal to the aggregate of the balance remaining unpaid to Construction Manager on account of Reimbursable Costs and the Construction Manager’s Fee (including retention withheld) and General Conditions Costs, the balance of any amounts held back under each Trade Contract, and if applicable, Construction Manager’s Accelerated Delivery Fee as set forth in Section 6.08. The acceptance by Construction Manager of final payment following Final Completion of the Work shall constitute a waiver of all those claims of which Construction Manager had knowledge unless the same is set forth in writing and identified by Construction Manager in the final Application for Payment as unsettled at the time of Final Completion; any claim so identified in the final Application for Payment shall survive only for a period of six (6) years, as set forth in Article XXVIII hereof; and

          (f) Anything contained in this Agreement to the contrary notwithstanding, Owner, in its judgment reasonably exercised, may withhold from any payment due or to become due to Construction Manager any amount which Owner, in its good faith opinion, deems sufficient to reimburse Owner for its expenditures for the account of Construction Manager and to secure Owner’s remedies in consequence of any default or breach by Construction Manager under this Agreement.
     11.02 No payment by Owner (other than Final Payment) of any Application for Payment shall constitute acceptance by Owner of Work completed or material stored, and no such payment shall be construed as a waiver of any right or claim by Owner in connection with such Work or stored material.
ARTICLE XII
Assignment
     12.01 Construction Manager shall not assign this Agreement or the performance of all or any of its obligations hereunder without the prior written consent of Owner, which consent may be given or withheld in Owner’s sole and exclusive discretion. The provisions of this Section 12.01 may not be waived or otherwise modified except by a written instrument executed by Owner.
     12.02 This Agreement shall be freely assignable by Owner without the consent of Construction Manager to Lender, if any, or if applicable, to any person or entity designated by Lender (hereafter referred to as a “Permitted Assignee”), provided (i) such Permitted Assignee agrees to assume Owner’s obligations and liabilities hereunder; (ii) Owner has paid all sums properly due to Construction Manager prior to the date of assignment; and (iii) the Permitted Assignee has provided Construction Manager with satisfactory evidence of financing for the balance of the work. In all other cases, Owner’s assignment of this Agreement is subject to the prior approval of Construction Manager, which approval shall not be unreasonably withheld or delayed. If Owner shall assign this Agreement as aforesaid, Construction Manager agrees that it shall deal with such Permitted Assignee or other approved assignee in the place and stead of Owner and that it shall perform all of its obligations under this Agreement and perform and complete the Work in the manner required by this Agreement if Owner is not in default or if Permitted Assignee or other approved assignee cures the existing default. In such event, such Permitted Assignee or other approved assignee may, among other things, use the Contract Documents without payment of any additional fees or charges and may enforce the obligations of Construction Manager hereunder with the same force and effect as if Permitted Assignee or other approved assignee assumes the obligations and liabilities of Owner. Upon such assignment and assumption by the Permitted Assignee or approved assignee, Owner shall be released from all of its payment and other obligations and liabilities hereunder. Construction Manager shall certify, in the form reasonably required by any such Permitted Assignee or other approved assignee, that the undertakings contained herein as to the obligations in favor of such Permitted Assignee or other approved assignee shall run in favor of such Permitted Assignee or other approved assignee.

ARTICLE XIII
Liens and Claims
     13.01 If, at any time, there is any lien or claim of any kind whatsoever filed against the Project by a Trade Contractor or anyone claiming under or through Construction Manager for work performed or materials, supplies or equipment furnished in connection with the Work for which Owner shall have paid or reimbursed Construction Manager, and Construction Manager shall not have reimbursed such Trade Contractor or other person or entity, then, Construction Manager shall, within fourteen (14) days after notice from Owner, cause such lien or encumbrance to be canceled and discharged of record by bonding or otherwise as a General Conditions expense as provided in Section 3.01.
     13.02 If, at any time, there is any lien or claim of any kind whatsoever filed against the Project by a Trade Contractor or anyone claiming under or through Construction Manager or a Trade Contractor for work performed or materials, supplies or equipment furnished in connection with the Work for which Owner shall not have paid or reimbursed Construction Manager by reason of Owner’s proper exercise of its right to withhold payment to Construction Manager under the applicable provisions of this Agreement, then, Construction Manager shall, within fourteen (14) days after notice from Owner, cause such lien or encumbrance to be cancelled and discharged of record by bonding or otherwise, at Owner’s sole cost and expense.
     13.03 If any lien required to be removed pursuant to Sections 13.01 hereof is not cancelled and discharged of record as aforesaid, Owner shall have the right to take such action as Owner shall deem appropriate (which shall include the right to cause such lien to be cancelled and discharged of record by bonding or otherwise, and in such event, all costs and expenses incurred by Owner in connection therewith (including, without limitation, premiums for any finance furnished in connection therewith, and reasonable attorneys’ fees and disbursements) shall be paid by Construction Manager to Owner on demand, or at the option of Owner, deducted from any payment then due or thereafter becoming due from Owner to Construction Manager in accordance with the provisions of this Agreement.
     13.04 All of the above actions shall be conducted in accordance with lien laws in the State where the Project is located.
ARTICLE XIV
Events of Default and
Termination or Suspension of Agreement
     14.01 (a) Any of the following events shall constitute an event of default (“Event of Default”):
               (i) Construction Manager shall default in observing and performing any of its material obligations under this Agreement and such default shall not have been cured within fourteen (14) days after Owner shall have given Construction Manager written notice thereof (or if not curable within fourteen (14) days, provided Construction Manager has in good faith commenced to cure); or
               (ii) Construction Manager becomes a party to any insolvency proceeding in a capacity as a debtor, and, in the case of any involuntary proceeding only, such proceeding is not stayed or discharged within thirty (30) days after the commencement of same; the terms “insolvency proceeding” as used herein shall include the filing of a petition for relief under Chapter 11 of Title 11 of the United States Code by Construction Manager of any petition or action looking to, or seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any other present or future federal or state statute, law or regulation, or the appointment, with or without the consent of Construction Manager, of any trustee, custodian, receiver or liquidator of Construction Manager or of any of its property or assets or Construction Manager’s making an assignment for the benefit of creditors; then, to the extent permitted by law, Owner may serve written notice upon Construction Manager terminating this Agreement on date specified by Owner in said notice;
          (b) Upon the occurrence of an Event of Default, at Owner’s option, exercised by written notice to Construction Manager, title to any or all materials, Work in process, dies and tools (whether on the Project site or located at an off-Project site location) which are necessary for, or useful in connection with, the Final Completion of the Work, as determined by Owner, shall vest in Owner and Owner may take possession of and utilize the same for Final Completion of the Work. Construction Manager shall be entitled to payment, after Final Completion of the Work, in an amount equal to (i) the aggregate of (x) the actual unpaid costs incurred by Construction Manager in its proper performance of the Work up to the date of termination, plus the portion of the Construction Manager’s Fee and General Conditions attributable thereto (including that portion of such costs and the Construction Manager’s Fee and General Conditions theretofore held back which Construction Manager shall be entitled to receive pursuant to the provisions of this Agreement), and (y) the fair market value of such tools and dies (less, if Owner elects to return the tools and dies to Construction Manager, the salvage value thereof), less (ii) an amount equal to the additional costs and expenses (including attorneys fees and disbursements) incurred by Owner in excess of those which would have been incurred by it in connection with the Project had Construction Manager not defaulted hereunder, including, without limitation, the additional expense of engaging another construction manager/general contractor as well as additional compensation for Architect’s and any Consultant’s additional services made necessary by such default (including reasonable legal fees incurred). Owner shall have the right to set-off against the aforesaid payment any amounts then due and payable by Construction Manager to Owner hereunder or which may accrue as damages owing by Construction Manager to Owner under the terms of this Agreement;
          (c) Upon the happening of any of the events set forth in subsection (a) of this Section 14.01, Owner shall have the right, in addition to all other rights and remedies, to complete or cause the Work to be completed, by such means, and in such manner, by contract or otherwise, as Owner reasonably deems advisable;
          (d) Upon the happening of any of the events set forth in subsection (a) of this Section 14.01, Construction Manager shall not interfere, directly or indirectly, with Owner’s right and attempt to complete the Work by others or any of the Trade Contractors; and

          (e) Upon the happening of any of the events set forth in subsection (a) of this Section 14.01, Construction Manager shall, at Owner’s option, assign to Owner, Lender, if any, or such other entity or entities as Owner may direct, in the manner, at the times, and to the extent directed by Owner, all of the right, title and interest of Construction Manager under any or all Trade Contracts entered into by Construction Manager in connection with the Work, in which case, Owner, Lender, if any, or such other entity or entities, as the case may be, shall assume all of Construction Manager’s obligations arising under such Trade Contracts. Construction Manager shall include in each and every Trade contract a provision specifically contemplating and validating any such assignment and the Trade Contractor agreement to continue to perform its services under the Trade Contract without interruption.
     14.02 (a) Owner, at any time, and for any reason whatsoever in Owner’s sole discretion, may terminate this Agreement for its own convenience. Any such termination shall be effected by delivering to Construction Manager a notice of termination specifying the date upon which such termination shall become effective (which date shall be at least seven (7) days prior to the effective date of such termination) and any specific portion of the Work to be completed by Construction Manager prior to such termination. Upon receipt of any such notice of termination, Construction Manager shall:
               (i) stop all Work under this Agreement on the date, and to the extent, specified in the notice of termination;
               (ii) enter into no further Trade Contracts except as may be necessary for completion of such portion of the Work under this Agreement, if any, which is not terminated;
               (iii) unless directed otherwise by Owner, terminate all Trade Contracts entered into by Construction Manager to the extent that they relate to portions of the Work to be performed subsequent to the date specified in the notice of termination as the date upon which such termination shall become effective;
               (iv) to the extent required by Owner and subject to the prior written approval of Owner, settle all outstanding liabilities and all claims arising out of such termination of Trade Contracts, which approval by Owner shall be final for all the purposes of this Section 14.02; provided, however, that in the event of a termination of this Agreement pursuant to the provisions of this Section 14.02, no Trade Contractor shall be entitled to recover anticipated profits on account of Work unperformed, nor for reimbursement for losses arising out of matters covered by insurance, but shall be limited to recovering only the reasonable and actual out-of-pocket costs and expenses incurred by such Trade Contractor for Work satisfactorily performed or materials, supplies and equipment procured, ordered, fabricated, incorporated or installed in the Project (plus overhead and profit) prior to the effective date of such termination along with reasonable and verifiable demobilization and closeout expenses;
               (v) if applicable, transfer title to Owner, to the extent not already vested in Owner, and deliver in the manner, at the times, and to the extent, if any, directed by Owner (x) fabricated or unfabricated parts, Work in progress, completed Work, supplies and other materials and equipment produced as a part of, or acquired in connection with the performance of, the Work terminated by such notice of termination, and (y) copies of the Contract Documents and other drawings, sketches, specifications, shop drawings, information and other relevant documentation directly related to the performance of the Work;
               (vi) use its best efforts to sell, in the manner, at the times, to the extent, and at the price or prices directed or authorized by Owner, any property of the types referred to in clause (v) of this Section 14.02(a); provided, however, that Construction Manager (x) shall not be required to extend credit to any purchaser, and (y) may acquire any such property under the conditions prescribed and at a price or prices approved by Owner; and provided, further, that the proceeds of any such transfer or disposition shall be applied in reduction of any payments to be made by Owner to Construction Manager under this Agreement or shall otherwise be credited to Reimbursable Costs or paid in such other manner as Owner may direct;
               (vii) complete Performance of such part of the Work as shall have been specified in the notice of termination to be completed on or before the effective date of such termination; and
               (viii) prior to the effective date of such termination, take such actions as may be necessary, or as Owner may reasonably direct, for the protection and preservation of the property related to the Work and the Project which is in the possession of Construction Manager and in which Owner has or may acquire an interest;
          (b) In the event of a termination of this Agreement, pursuant to this Section 14.02, Construction Manager shall be paid by Owner for (i) the actual unpaid Reimbursable Costs and General Conditions Costs incurred by Construction Manager in connection with its performance of the Work up to the date of such termination and any reasonable demobilization costs, including costs (and legal expense) associated with closing out of executed contracts and purchase orders, plus the balance of the Construction Manager’s Fee and the portion of General Conditions attributable thereto, (ii) any sums properly deductible by Owner under the terms of this Agreement. Construction Manager agrees that the pendency or existence of any dispute between Construction Manager and Owner, Architect or Consultants shall in no manner whatsoever affect or interfere with the discharge of Construction Manager’s obligations hereunder and that should Construction Manager fail to perform its obligations under this Section 14.02 Construction Manager shall be liable to Owner for any and all damages which Owner may sustain as a result of such failure on the part of Construction Manager to perform said obligations.
     14.03 Owner may, at any time and for any reason, direct Construction Manager to suspend, re-sequence, stop or interrupt the Work or any portion thereof for a period of time including governmental suspensions under 14.04(b). Such direction shall be in writing and shall specify the period during which the Work is to be stopped. Construction Manager shall resume the Work upon the date specified in such direction or upon such other date as Owner may thereafter specify in writing. Construction Manager shall be entitled to recover as a Change Order the actual additional costs incurred, plus an equitable time extension.
     14.04 If, without good cause, Owner shall fail for a period of fourteen (14) days after the due date to make payment on any approved Application for Payment, or if the Work should be stopped (a) for a period in excess of ninety (90) days at Owner’s request, or (b) for a period in excess of one hundred-twenty (120) days under an order of any court or other public authority having jurisdiction over the Work or the Project or as a result of an act of government, such as a declaration of national emergency making materials unavailable through no act or fault of Construction Manager then Construction Manager immediately shall serve Owner with notice thereof, and, if Owner shall fail (i) to make such payment, as the case may be, or (ii) to rescind Owner’s order suspending the Work to which reference is made in subsection (a) of this Section 14.04 within thirty (30) days after receipt of such notice, or if the delay described in subsection (b) of this Section 14.04 shall be continuing beyond ten (10) days after receipt of such notice, then this Agreement may be terminated by Construction Manager by written notice to Owner setting forth the date of termination, which date shall not be sooner than fourteen (14) days after the date of the notice. If, within said fourteen (14) day period, the matter giving rise to Construction Manager’s right to terminate this Agreement shall not have been cured or discontinued, this Agreement shall be deemed terminated for convenience and Construction Manager shall be compensated in the manner and to the extent set forth in Section 14.02 hereof.
     14.05 If, without good cause, Owner shall fail after the due date to make payment on any approved Application for Payment, then Construction Manager immediately shall serve Owner with notice thereof, and, if Owner shall fail to cause such Application for Payment to be issued or to make such payment, as the case may be, within fourteen (14) days after receipt of such notice, then Construction Manager may suspend its Work by written notice to Owner setting forth the date of such suspension, which date shall not be sooner than fourteen (14) days after the date of the notice. Upon resumption of the Work, Construction Manager shall be entitled to recover as a Change Order the actual additional costs incurred as a result of the suspension, plus an equitable time extension.
ARTICLE XV
Subguard
     Construction Manager shall provide subguard insurance for all qualified Trade Contractors.
ARTICLE XVI
Management of the Work
by Construction Manager and Owner
     16.01 Construction Manager shall assign Paul Sprokay, as Project Manager to supervise performance of the Work.
     16.02 Construction Manager agrees that the Project Manager shall be assigned to the Work on a full-time basis. The Project Manager shall be stationed at Construction Manager’s office and the Project site until Substantial Completion of all Work in order to facilitate performance and completion of the Work in the most expeditious and economical manner consistent with the interests of Owner. In addition to the above mentioned staff persons, Construction Manager shall also staff the Project with a team of persons reasonably acceptable to Owner. It is expressly understood and agreed that with respect to the Project Manager and Superintendent, Construction Manager (i) shall remove, at the request of Owner, any such person assigned to the Project that Owner shall deem unfit to perform the task assigned to him or otherwise finds objectionable, (ii) shall propose substitutes, and obtain Owner’s approval, for any such persons assigned to the Project who either cease to be in Construction Manager’s employ or are removed from the Project by reason of Owner’s request as aforesaid, and (iii) shall not make any substitutions of such persons that have been approved by Owner without first obtaining Owners prior approval therefor, which approval shall not be unreasonably withheld.
     16.03 Owner hereby designates and appoints Ken Hammer and anyone else who, with prior notice to Construction Manager, Owner may designate or appoint, to act on behalf of said “Owner” hereunder. Any such approval or consent given by Ken Hammer shall be binding on Owner unless and until Construction Manager has received written notice from Owner of the designation or appointment of a successor to the foregoing.
ARTICLE XVII
Consultants
     Construction Manager understands that Owner intends to retain Consultants to furnish such services as may be designated by Owner in writing. Construction Manager hereby agrees that upon its receipt of written notice of the retention of the services of such Consultants, accompanied by a designation of the nature of the service to be performed, Construction Manager shall recognize, and cooperate with, such Consultants to the end that their service may be performed in the best interest of Owner.
ARTICLE XVIII
Insurance
     The parties’ insurance obligations under this Agreement are described in Exhibit “C” hereto.
ARTICLE XIX
Hazardous Materials
     19.01 Construction Manager shall not cause or permit the Project or the Project site to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Materials and Hazardous Substances, except in compliance with all applicable federal, state and local laws or regulations as required for completion of the Work. Construction Manager shall comply with and ensure compliance by all Trade Contractors, sub-Trade Contractors and vendors with all applicable federal, state and local laws, ordinances, rules and regulations, whenever and by whomever triggered, and shall obtain and comply with, and ensure that all Trade Contractors, sub-Trade Contractors and vendors obtain and comply with, any and all approvals, registrations or permits required thereunder. Construction Manager shall defend, indemnify, and hold harmless, as defined in Section 29.11 hereof, Indemnitees from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs, or expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way related to Construction Manager’s failure to perform its obligations hereunder, including, without limitation, attorney and consultant fees, investigation and laboratory fees, court costs, and litigation expenses. For purposes of this Section, “Hazardous” includes, without limitation, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or related materials defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Superfund Amendments and Reauthorization Action of 1986 (Pub.L. No. 99-499, 100 stat. 1613 (1986), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq), and in the regulations adopted and publications promulgated pursuant thereto, or any other federal, state or local environmental law, ordinance, rule, or regulation. The provisions of this Section shall be in addition to any and all other obligations and liabilities Construction Manager may have to the Owner at common law, and shall survive Final Completion of the Work.
     19.02 Construction Manager shall not be required to perform any Work in an area affected by suspected or confirmed Hazardous Materials. Such Work shall be resumed as Owner and Construction Manager agree in writing, and only if (i) Owner causes remedial Work to be performed which results in the absence of Hazardous Materials or provides a proper certification to Construction Manager that materials suspected to be Hazardous Materials are, in fact, not Hazardous Materials and (ii) the Work may safely and lawfully proceed, as certified either by an appropriate governmental authority (receipt of an ACP-5, or equivalent) or by an environmental engineer reasonably satisfactory to both Owner and Construction Manager who shall submit a written report to both Owner and Construction Manager evidencing such certification (such engineer shall be retained, and be paid by Owner).
     19.03 Notwithstanding anything to the contrary set forth in this Agreement, Construction Manager shall not be required to perform any services or Work or other activities in connection with suspected or confirmed existing Hazardous Materials. Owner hereby agrees to release, remise and discharge Construction Manager from any and all claim, demands and liability in connection with suspected and confirmed existing Hazardous Materials, whether now known or unknown, except to the extent any such claim, demand or liability is caused by the negligence of Construction Manager. In no event, and notwithstanding anything to the contrary in this Agreement, shall Construction Manager have any indemnification obligations to Owner in connection with any claim, damage, loss, expense, cost or liability arising out of, or in connection with, the existence of any suspected or confirmed Hazardous Materials, except to the extent arising out of Construction Manager’s negligence. Owner hereby agrees to defend, indemnify and hold Construction Manager, its officers, directors and employees harmless of, from and against any and all liability, loss, claim, demand, damage, judgment, cost and expense, both criminal and civil (including reasonable attorneys’ fees and expenses) arising out of or in connection with the existence of hazardous or contaminated materials of any kind presently existing at the Project.
ARTICLE XX
Materials and Equipment
     20.01 As the Work progresses, title to each item of material or equipment shall vest in Owner upon the earlier to occur of (a) incorporation of such item into the Work, or (b) payment for such item by Owner. Each such item shall then become the sole property of Owner, subject to the right of Owner to reject the same at any time prior to Final Completion for failure to conform to the Contract Documents. Accordingly, Construction Manager shall be responsible for arranging for insuring materials and equipment until the same are incorporated to the Work, as set forth in Exhibit “C” hereof, unless otherwise covered by Owner’s Builders Risk insurance.
     20.02 Construction Manager shall require, each Trade Contractor to warrant that (a) title to all materials and equipment incorporated in the Work or paid for by Owner shall pass to Owner free and clear of all liens, claims, security interests and encumbrances of every kind, and (b) that no materials or equipment covered by any Application for Payment will have been acquired by any other person performing work at the Project site or furnishing materials and equipment in connection with the Work subject to an agreement under which an interest therein or an encumbrance thereon shall have been retained by the seller or otherwise imposed by seller or any other person.
     20.03 (a) Except as otherwise agreed to as Owner approved individual Trade Contract awards, or as included in the GMP, it is not anticipated that Construction Manager will be paid for stored offsite materials (with the exception of long lead equipment), however, Owner, in its sole discretion, can elect to pay Construction Manager in accordance with this Section 20.03. In such event Construction Manager shall be entitled to arrange for the pre-purchase of certain materials and equipment to be incorporated in the Work provided that Owner shall have given its prior written consent thereto in each instance. If Owner shall have approved any such pre-purchasing of materials or equipment as aforesaid, Construction Manager shall pre-purchase the same in Owner’s name, and on Owner’s behalf. In such event, Owner shall advance the amount necessary to enable Construction Manager or its Trade Contractor to pre-purchase such materials or equipment upon presentation to Owner of a bill or statement therefor, together with any other documents as reasonably may be requested by Owner. Construction Manager, simultaneously with its receipt of any such advance from Owner, shall deliver to Owner a bill of sale with respect to the materials or equipment pre-purchased evidencing unencumbered title to the same in Owner’s name, together with any warranties, certificates of insurance and other documents requested by Owner evidencing that such materials and equipment are covered by such insurance as shall have been specified by Owner;
          (b) All materials and equipment pre-purchased as aforesaid shall be stored at the Project site or at such off-Project site storage locations as shall have been approved in writing in each instance by Owner. Any materials or equipment stored at such off-Project site storage locations shall be segregated from materials and equipment of others, shall be clearly labeled to evidence Owner’s ownership interest and shall otherwise be stored in such manner as directed by Owner. Insurance premiums, storage costs and other reasonable expenses incurred by reason of such off-Project site storage in accordance with the provisions of this Section 20.03 shall be included in the Reimbursable Costs. The risk of loss or damage to such materials and equipment shall remain with Trade Contractor until the delivery of such materials and equipment to the Project site, to the extent and as set forth in Section 20.01 hereof;
          (c) All Trade Contracts, agreements, guarantees, or warranties executed or delivered in connection with materials and equipment which are pre-purchased by Construction Manager as provided herein shall provide that if, upon inspection of the same by Construction Manager or Architect, or if, upon incorporation of the same in the Project, Owner, Construction

Manager or Architect determines that such materials or equipment, or any portion thereof, are faulty or defective in any respect, such materials or equipment, or portion thereof, shall be replaced, at such Trade Contractor’s sole cost and expense, promptly after receipt of written notice to such effect from Owner, Architect or Construction Manager.
ARTICLE XXI
Substitutions
     21.01 (a) The products, materials and equipment of manufacturers referred to in the Construction Documents are intended to establish the standard of quality and design required by Architect. Anything contained in the Construction Documents to the contrary notwithstanding, materials of manufacturers other than those specified may be used only if accepted by Owner as provided in this Article XXI.
          (b) Architect, in consultation with Owner, shall be the judge of equivalency of proposed substitute materials. Architect shall make written recommendations of acceptance or rejection of substitute products, materials or equipment to Owner. Owner shall then authorize Architect to issue to Construction Manager written approval or rejection of the substitution. Construction Manager shall inform the appropriate Trade Contractor of said approval or rejection. Owner, in its discretion, may authorize rejection of a proposed substitution notwithstanding the fact that Architect may have judged it equivalent and recommended acceptance of the same.
     21.02 (a) When two or more products are specified in the Construction Documents for an item of Work, any one thereof shall be deemed acceptable and Construction Manager shall have the choice as to which product to use.
          (b) When only one product is specified in the Construction Documents for an item of Work and the term “or equal” is used in connection with such product, Construction Manager may offer a substitution by submitting a written application to Architect, in sufficient time (taking into account the progress of the Work, the period of delivery of the goods concerned and adequate time for Architect’s review), setting forth and fully identifying (i) the proposed substitute, together with substantiating data, samples, brochures and other supporting documentation of the substitute it proposed, including, without limitation, evidence that the proposed substitution (w) is equal in quality and serviceability to the specified item, (x) will not entail changes in detail, schedule and construction of related Work, (y) conforms with the design of the Project and its artistic intent, and (z) will not result in an increase in the cost of the Work or alternatively, will result in a cost change as indicated in the application, and (ii) the changes in other parts of the Work required by reason of the proposed substitute, and the cost consequences associated therewith, for which cost consequences Owner shall be responsible. A copy of any such application shall be delivered to Owner simultaneously with its delivery to Architect.
          (c) When only one product is specified in the Construction Documents for an item of Work and the term “or equal” is not used in connection with such product, Owner, in its sole and absolute discretion (as provided in Section 21.01(b) hereof), may authorize the rejection of any substitution proposed by Construction Manager. Notwithstanding the foregoing, if such specified product shall become unavailable for a material period of time and Owner receives reasonably satisfactory proof from Construction Manager that the same shall be unavailable for reasons other than the failure of Construction Manager or a Trade Contractor to order such product in a timely manner, consistent with the Contract Documents and the scheduling requirements for the Work, then, in such event, Owner shall consent to such substitution, in which event any change in costs incurred in connection with the use of such substitution shall be confirmed by a Change Order.
     21.03 Construction Manager shall support any request for a substitution with sufficient evidence to permit Architect to make a fair and equitable recommendation to Owner on the merits of the proposal. Any item by a manufacturer other than those cited in the Construction Documents, or of brand name, or model number or size or generic species other than those cited in the Construction Documents, shall be considered a substitution.
     21.04 Acceptance of substitutions shall not relieve the appropriate Trade Contractor from responsibility for compliance with all of the requirements of the underlying Contract Documents. If changes in other parts of the Work are required by reason of approved substitutions, the costs of any such changes shall be included in the cost of the Work.
     21.05 In no event shall the Progress Schedule be adjusted by any circumstance resulting from a proposed substitution, nor shall Construction Manager be entitled to any compensation related thereto, without the issuance of a change order approved by Owner in accordance with Article XXII hereof.
ARTICLE XXII
Changes in the Work
     22.01 (a) A Change Order shall be the instrument required to authorize any change in the Project which would result in (i) a change in Drawings or Specifications, or any other Contract Documents, (ii) a deviation from design standards established for the Project or any part thereof, (iii) an extension of the Substantial Completion Dates or the Final Completion Date from and after the date of the commencement of the Construction Phase.
          (b) Owner, without invalidating or abandoning this Agreement, may at any time require changes in the Work consisting of additions, deletions or other revisions. All such required changes in the Work shall be requested in writing by Owner (a “ Change Request”), shall be submitted to Construction Manager, and, in order to be deemed part of, or deleted from, the Work and authorized by Owner, shall be executed in the manner set forth below:
               (i) Forthwith upon Construction Manager’s receipt of a Change Request, Construction Manager shall prepare and furnish to Owner a signed statement (“ Change Proposal”), in a form satisfactory to Owner, setting forth in detail, with suitable breakdowns by trades and work classifications, and using the “unit price”, lump sum, and/or other costing method specified by Owner, Construction Manager’s estimate of (x) the cost, or savings, of the change reflected in the Change Request, which cost shall reflect the most economical manner of affecting, such Change, (y) the resulting increase or decrease in the cost of the Work, and (z) the changes in the Work or the Progress Schedule (including the Substantial Completion Dates and the Final Completion Date) which would result from implementation of the Change Request.
               (ii) If Owner approves the Construction Manager’s Statement, Owner shall issue to Construction Manager a written change order (the “Change Order”) signed by Owner, and the Substantial Completion Dates and the Final Completion Date and the Contract Documents, as the case may be, shall be adjusted if required, in accordance with Section 3.06 above.
          (c) Any work performed by Construction Manager or any Trade Contractor which is contrary to the Work, as required by the Contract Documents, shall be performed at Construction Manager’s or such Trade Contractor’s sole risk, cost and expense, unless the same shall have been authorized by a Change Order, or an Emergency Change Order therefor shall have been confirmed by Owner by a duly issued Change Order, in accordance with Section 22.05 hereof.
     22.02 (a) If Owner shall dispute any of the items set forth in the Change Proposal, then Owner shall give Construction Manager written notice of such dispute, which notice shall set forth (i) those items in the Change Proposal which Owner disputes, (ii) those items in the Change Proposal which Owner does not dispute, and (iii) whether Owner desires that Construction Manager perform any portion of the change (x) corresponding to a non-disputed item, or (y) corresponding to a disputed item.
          (b) If Owner’s dispute notice shall direct Construction Manager to perform any change corresponding to a non-disputed item, that portion of the Change Proposal which related to the non-disputed item, together with Owner’s direction to Construction Manager to perform the change corresponding to the non-disputed item, as set forth in Owner’s dispute notice, shall constitute a validly issued Change Order, and Construction Manager shall promptly undertake to perform the same, subject to 22.01(c).
          (c) If Owner’s dispute notice shall direct Construction Manager to perform any change corresponding to a disputed item, Owner’s dispute notice shall be deemed a notice of demand for prompt resolution of the subject matter of the dispute requiring that (i) the parties exchange all written documentation necessary to resolve said dispute, and (ii) meet to discuss the same within thirty (30) days of such dispute notice. During the meeting between the parties, the parties shall make a good faith effort to resolve said dispute by mutual agreement, failing which it shall be resolved by a court of competent jurisdiction, as provided in Section 29.16 hereof. Notwithstanding the foregoing, for all changes where the amount in dispute is under $25,000, Construction Manager shall promptly undertake to perform and pursue prosecution of the change corresponding to the disputed item during the pendency of any such bona fide dispute, and the determination reached by mutual agreement or rendered by such court of law relative to the disputed item, together with Owner’s direction to Construction Manager to perform the change corresponding to the disputed item, as set forth in Owner’s dispute notice, shall constitute a validly issued Change Order.
     22.03 When paid by Owner to Construction Manager in accordance with a validly issued Change Order, the compensation specified in a Change Order shall constitute full payment for the additional Work covered thereby and for any delay, disruption, cost, or expense occasioned by reason of such change and shall release Owner from any further liability in respect of the same, unless Construction Manager expressly reserves such rights in writing prior to acceptance of such compensation.
     22.04 No time extension shall be granted by reason of the issuance of any Change Order unless it is expressly stated therein.
     22.05 Anything contained herein to the contrary notwithstanding, Construction Manager and Architect shall have the authority to order “emergency changes” in the Work, without the prior written approval of Owner, by the issuance of a written order (an “Emergency Change Order”). For purposes of this Agreement, “emergency changes” in the Work shall mean only changes which are required in the case of an emergency to insure the safety of persons or the Work and which, in the interest of expediency, Construction Manager determines should be made without obtaining the prior written approval of Owner. Construction Manager shall (x) notify Owner that it has issued an Emergency Change Order within forty-eight (48) hours after the same has been issued, which notification shall set forth the reason giving rise to the issuance of the same, and (y) promptly furnish Owner with copies of all such Emergency Change Orders. Valid Emergency Change Orders shall be confirmed by Owner by a duly issued Change Order.
     22.06 Architect and Construction Manager shall have the authority to resolve conflicts in the Construction Documents or to order minor changes to avoid conflicts between different trades by the issuance of written field orders (“Field Orders”); provided, however, that in no event shall any Field Order be issued to authorize any clarification or change which may necessitate or warrant a Change Order, an Emergency Change Order, or which may result in (a) a change in the character or scope of the Project or any part thereof, (b) a change in the Project Budget, (c) a change in the time set forth in the Progress Schedule for the performance of the Work, or (d) any extension of the Substantial Completion Dates or the Final Completion Date, as each of the foregoing may only be authorized by a Change Order. Copies of all Field Orders shall be submitted by Construction Manager promptly to Owner.
     22.07 Construction Manager shall provide to Owner and Architect copies of all change orders issued by Construction Manager to Trade Contractors, including time and material field tickets and other documentation acknowledging performance of the Work, it being agreed that Trade Contract Change Orders which do not increase GMP may be issued by Construction Manager without prior approval by Owner.
ARTICLE XXIII
Inspection and Testing
     23.01 If the underlying Contract Documents or any laws, rules, ordinances or regulations of any federal, state or local governmental authorities having jurisdiction over the Work require that any Work be inspected or tested, Construction Manager shall give Owner and Architect timely notice of readiness of the Work for inspection or testing and the date fixed for such inspection or testing. Owner or Consultants shall perform all controlled inspections.

     23.02 (a) Whenever, in the opinion of Owner, it is desirable to require special inspection or testing of the Work or its individual components, Owner shall have authority to do so whether or not such Work is then fabricated, installed, covered or completed. All costs incurred in connection with such special inspection or testing shall be a Reimbursable Cost by the issuance of a Change Order unless it reveals a test failure as a result of the acts or omissions of Construction Manager in which event, Construction Manager shall bear, all costs of such special inspection or testing, including and without limitation without increase to GMP. All Trade Contracts shall provide that if a test failure is a result of the acts or omissions of a Trade Contractor then that Trade Contractor shall bear, at its sole cost and expense, all such costs of special inspection or testing. No inspection performed or failed to be performed by Owner hereunder shall be deemed a waiver of any of Construction Manager’s obligations hereunder or be construed as an approval or acceptance of the Work or any part thereof.
          (b) In the event of a test failure of any item of the Work, Owner may require inspection or testing of any or all of the other similar items of the Work. The costs and expenses incurred by Construction Manager in connection with such inspection or testing set forth in this Section 23.02(b) shall be a cost of the Work unless (i) the test failure prompting such additional testing or inspection was a result of the acts or omissions of Construction Manager or the failure of Construction Manager to comply with the provisions of this Agreement or (ii) such additional testing or inspection results in a test failure which results from the acts or omissions of Construction Manager, in which event, Construction Manager shall bear, at its sole cost and expense, all costs of such additional inspection or testing, including, without. All Trade Contracts shall provide that in the event of a test failure of any term of the Work the costs and expenses incurred in connection with such testing or inspection shall be borne by the responsible Trade Contractor.
     23.03 If any Work shall be covered or concealed by Construction Manager or permitted to be covered or concealed by Construction Manager, contrary to the written request of Owner or Architect or the Contract Documents, such Work, if required by Owner or Architect, shall be uncovered for examination, inspection or testing at Construction Manager’s sole cost and expense. If any such test results are below specified minimums, Owner may order additional examination, testing or inspection. Such additional examination, inspection or testing shall be at Construction Manager sole cost and expense if Construction Manager knew of such request and failed to advise the appropriate Trade Contractor. Should Architect or Owner have reason to believe that defects exist in any Work which has already been covered or concealed, although no request not to cover or conceal such Work had been previously made by Owner or Architect such Work, if required by Owner, be promptly uncovered by Construction Manager and subjected to such tests, inspection or examination as may be deemed appropriate by Owner or Architect. In such case, the provisions of Sections 23.02(a) and (b) shall control with respect to the costs associated with such uncovering.
     23.04 Any Work not approved by Owner or Architect in accordance with the terms of this Agreement shall immediately be reconstructed, made good, replaced or corrected by Construction Manager, the responsible Trade Contractor, or another Trade Contractor to be retained by Construction Manager, including portions of the Work destroyed or damaged by such removal or replacement, at Construction Manager’s or the responsible Trade Contractor’s sole cost and expense, to the extent the same is caused by, or results respectively from, Construction Manager’s or its Trade Contractors’ acts or omissions or the failure of either of the foregoing to comply with the provisions of this Agreement or the Trade Contract, respectively. All rejected materials shall be removed from the Project site, within a reasonable period of time. Acceptance of materials and workmanship by Owner shall not relieve Construction Manager or any Trade Contractor from their liability for or obligation to replace all Work which is not in full compliance with the underlying Contract Documents.
     23.05 At Owner’s option, Owner may accept defective or nonconforming Work or materials, instead of requiring its removal, correction or replacement, as the case may be, and a Change Order shall be issued to reflect a reduction in the Trade Contract price, in an amount equal to the aggregate cost of labor and materials which would have been incurred by the responsible Trade Contractor if Owner had required said Trade Contractor to repair or replace such defective nonconforming Work in accordance with the terms of the Trade Contract. Such adjustment shall be effected whether or not final payment has been made.
ARTICLE XXIV
Ownership and Use of
Documents; Confidentiality
     24.01 Construction Manager agrees that the Contract Documents, technical data and other information received by it from Owner, Architect and Consultants under or in connection with this Agreement and any and all other information concerning Owner or Owner’s operations that Construction Manager may obtain or become aware of shall be accepted and treated as proprietary information which has a substantial commercial value to Owner, and that Construction Manager will not use or disclose any such Contract Documents, technical data and other information in any manner except to the extent that such use or disclosure may be necessary for the performance of the Work hereunder. Without limitation of the foregoing, all said documents furnished to Construction Manager are to be used only with respect to this Project and are not to be used on or in connection with any other project. Submission or distribution of documents to meet official regulatory requirements or for other proper and necessary purposes in connection with the performance of the Work at the Project shall not be construed as a violation of this Section 24.01.
     24.02 Except as otherwise provided herein, Construction Manager is specifically prohibited from photographing any portion of the Work for publicity and advertising or for any other purpose without the prior written permission of Owner, which shall not be unreasonably withheld. Further, Construction Manager shall not release confidential information on the Project or the subject matter of this Agreement to the public without the prior written consent of Owner.
     24.03 The requirements of this Article shall survive the termination of this Agreement and shall be binding upon Construction Manager. Construction Manager shall include the requirements of this Article in all Trade Contracts.

ARTICLE XXV
Nondisclosure
     25.01 Without limitation of the provisions of Article XXIV hereof, it is agreed that neither Construction Manager nor any Trade Contractor shall divulge information concerning the Project or concerning Owner or Owner’s operations to anyone without Owner’s prior written consent, except as otherwise specifically permitted by the Contract Documents and except such public disclosures as may be required by law. If such disclosure is required by law, Construction Manager or any Trade Contractor in question shall provide Owner with a copy of any such proposed public disclosure in advance and will endeavor to incorporate any comments Owner may suggest in such regard. Construction Manager shall however, be entitled to describe the Project in its brochures and proposals without Owner’s prior consent provided no confidential information is disclosed.
     25.02 Except as required by law no signs advertising the Work to be performed by Construction Manager or any Trade Contractor or identifying any person, firm or entity concerned with the Work to be performed by Construction Manager or any Trade Contractor shall be allowed at the Project site or elsewhere unless approved in writing by Owner in advance, which approval for Project signage shall not be unreasonably withheld.
ARTICLE XXVI
Owner’s Right To Perform Work
And to Award Separate Contracts;
and Cooperation with Separate Contractors
     26.01 If Construction Manager causes damage to the property of Owner or to other work or property on the Project site, Construction Manager shall promptly remedy such damage as provided in this Agreement.
     26.02 If Construction Manager delays or causes damage to the work or property of any separate contractor, Construction Manager shall, upon due notice, promptly attempt to settle with such other contractor by agreement, or otherwise to resolve the dispute.
     26.03 The requirements of this Article shall be included in all Trade Contracts.
ARTICLE XXVII
Equal Opportunity
     27.01 Construction Manager will not discriminate against any employee or applicant for employment because of race, creed, color, national origin, marital status, sex, disability, sexual preference or age. This provision shall not apply with respect to sex, disability or age where either is a bona fide occupational qualification; nor shall it apply with respect to age where a bona fide retirement plan prevents employment of persons above a stated age or where there is a statutory requirement imposing age limitations. Construction Manager will take such actions as are necessary to ensure that employees and applicants for employment are treated without regard to their race, creed, color, national origin, marital status, sex, sexual preference or age. As used herein, the term “treated” shall mean and include, without limitation, the following: recruited, whether by advertising or other means; compensated, whether in the form of rates of pay or other forms of compensation; selected for training, including apprenticeship; promoted; upgraded; demoted; downgraded; transferred; laid off; and terminated.
     27.02 Construction Manager will comply with the provisions of all rules, regulations, statutes, ordinances or other laws of all local, State or Federal regulatory or governmental bodies. Construction Manager shall furnish all information and reports, if applicable, required by such regulatory and governmental bodies to determine Construction Manager’s compliance with the provisions of this Article and such laws, and will permit access to its books, records and accounts by Owner and any such regulatory or governmental body during regular business hours for purposes of investigation to ascertain compliance with applicable laws.
ARTICLE XXVIII
Claims For Damages
     With the exception of third-party claims or impleader, no action or proceeding shall lie or be maintained by Construction Manager against Owner, Architect, Lender, if any, or Consultants upon any claim arising out of or based upon the Contract Documents or by reason of any act or omission or any requirements relating to the giving of notices or information, unless such action or proceeding shall be commenced within two (2) years after the Final Completion of the Work or, if this Agreement is earlier terminated, within two (2) years following the date of such earlier termination. This limitation shall not limit Construction Manager’s right to seek indemnification or contribution from Owner in actions commenced by third parties. This Article XXVIII shall not be deemed or construed to modify any other provision hereof relating to waivers of claims by Construction Manager. Construction Manager shall cause each Trade Contract to contain like provisions to this Article XXVIII and a provision requiring like provisions to be contained in subcontracts of any tier.
ARTICLE XXIX
Additional Provisions
     29.01 Practice of Architecture and/or Engineering. Nothing contained in this Agreement shall be deemed to require or authorize Construction Manager to perform or do any acts which would be deemed the practice of architecture or engineering within the meaning of the laws of the State where the Project is located. Such limitation shall not apply to engineering services properly delegated pursuant to the laws of the State where the Project is located..
     29.02 Effectiveness of Agreement. This Agreement, when executed by the parties, shall be effective as of the date first stated above in this Agreement. All understandings and agreements heretofore had among Construction Manager and Owner with respect to the Project are merged into, or superseded by, this Agreement. This Agreement fully and completely expresses the agreement of the parties with respect to the Work and the Project and shall not be modified or amended except by written agreement executed by each of the parties hereto. Construction

Manager understands and agrees that no representations of any kind whatsoever have been made to it other than as appear in this Agreement, that it has not relied on any such representations and that no claim that it has so relied on may be made at any time and for any purpose
     29.03 Enforcement of Trade Contracts. Construction Manager covenants and agrees that it shall diligently enforce all of the terms, conditions and provisions of each of the Trade Contracts. In addition, Construction Manager agrees to assume toward Owner, and shall be responsible to Owner for, the performance by the Trade Contractors of all of the Trade Contractors’ work under the Trade Contracts, with the same force and effect as if Construction Manager itself shall have contracted to perform such Work, but subject to Construction Manager’s obligations and duties set forth herein.
     29.04 Cooperation with Lender. If the Project is financed through a Lender, Construction Manager shall cooperate with such Lender and its representatives at all times in the course of the performance of the Work, shall issue such certifications as such Lender may reasonably require from time to time, and any changes or modifications reasonably requested by such Lender to this Agreement which do not increase Construction Manager’s cost or shift the allocation of responsibility and/or liability shall be agreed to by Construction Manager and this Agreement shall be deemed amended, at the option of Owner, by written agreement, to include such changes or modifications.
     29.05 Access and Cooperation. Construction Manager agrees (a) to grant Owner, Architect, Lender, if any, and Consultants access to the Work whenever same is in progress, and (b) to cooperate with Owner, Architect, Lender, if any, and Consultants throughout the performance of the Work to the end that the Project may be completed in the most expeditious and economic manner and in furtherance of the interests of Owner.
     29.06 Performance of Work During the Pendency of Disputes. Unless the parties hereto expressly agree otherwise in writing, in the event that a bona fide, good faith dispute shall arise under this Agreement in connection with payments to be made on any Application for Payment, or otherwise, and the amount in dispute is under $25,000, Construction Manager shall continue during the pendency of such dispute to perform its duties and responsibilities under this Agreement and the Work in accordance with Owner’s directives and shall, in connection therewith, maintain the Construction Budget and the Progress Schedule, the Substantial Completion Dates and the Final Completion Date and shall perform all other obligations required to be performed by it under this Agreement as if no dispute shall have arisen. During the pendency of any such dispute, and except as otherwise provided in this Agreement, Construction Manager shall be entitled to receive payments from Owner only on account of non-disputed items and payments on account of disputed items shall be deferred until the final resolution of the dispute.
     29.07 Notices. Every notice, demand, request, consent, approval or other communication which either party hereto is required or desires to give or make to the other party hereto shall, notwithstanding any other provisions of this Agreement, be effective only if given in writing and delivered by hand and receipted for, or by registered or certified mail, postage-prepaid, return receipt requested as follows: If to Construction Manager, addressed to:

Turner Construction Company
1900 South State College Blvd., Suite 200
Anaheim, California 92806
Attn: Kevin E. Dow
and;
(b)   If to Owner, addressed to:
Dendreon Corporation
3005 First Avenue
Seattle, Washington 98121
Attn: Ken Hammer
With a copy to:
Dendreon Corporation
3005 First Avenue
Seattle, Washington 98121
Attn: General Counsel
or to such other address or addresses as Owner and Construction Manager shall from time to time designate by notice given and delivered as aforesaid.
     29.08 Construction of Language. The language in this Agreement shall be construed according to its customary meaning within the building industry. Whenever used, the singular number shall include the plural, and the plural the singular, and the use of any gender shall be applicable to all genders.
     29.09 Captions and Titles. Captions and titles of the different Articles and Sections of this Agreement are solely for the purpose of aiding and assisting in the location of different material in this Agreement and are not to be considered under any circumstances as parts, provisions or interpretations of this Agreement. No Waiver. The failure of either party to insist upon the strict performance of any provisions of this Agreement, the failure of either party to exercise any right, option or remedy hereby reserved, or the existence of any course of performance hereunder shall not be construed as a waiver of any provision hereof or of any such right, option or remedy or as a waiver for the future of any such provision, right, option or remedy or as a waiver of a subsequent breach thereof. The consent or approval by either party of any act by the other party requiring such party’s consent or approval shall not be construed to waive or render unnecessary the requirement for that party’s consent or approval of any subsequent similar act by the other party. The payment by Owner of any amount due hereunder with knowledge of a breach of any provision of this Agreement shall not be deemed a waiver of such breach. No provision of this Agreement shall be deemed to have been waived unless such waiver shall be in writing signed by the party to be charged.
     29.10 Indemnification.

          (a) To the fullest extent permitted by law, Construction Manager shall indemnify and hold harmless Owner and Lender, if any, and their respective members, managers, agents (other than design professionals), employees, successors, and assigns (collectively, “Indemnitees,” individually, “Indemnitee”) from and against all losses, claims, costs, damages, and expenses (including, without limitation, the deductible amounts of any insurance and attorneys’ fees and disbursements), arising or alleged to arise out of or result from (i) personal injury, sickness, disease or death, or damage or injury to, loss of or destruction of property (including tools, equipment, plant and the buildings at the Project site, but excluding the Work itself) including the loss of use resulting therefrom, sustained or purported to have been sustained as a result of performance of the Work attributable to any act or omission of Construction Manager, its employees, Trade Contractors, representatives or other persons for whom Construction Manager is responsible who are at the Project site at any time during the period the Work is being performed and (ii) provided Owner has paid Construction Manager for work performed by Trade Contractor, subcontractor or supplier any lien or notice of lien filed, by any such Trade Contractor or subcontractor or supplier against the property in connection with the Work. Such obligation shall not be construed to negate, abridge, or otherwise reduce any other right or obligation of indemnity which would otherwise exist as to any Indemnitee.
          (b) In any and all claims against any Indemnitee by any employee of Construction Manager, or of its Trade Contractors or anyone directly or indirectly employed by either Construction Manager or its Trade Contractors or anyone for whose acts either Construction Manager or its Trade Contractors may be liable, the indemnification obligation under this Section 29.11 shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for Construction Manager under workers’ or workmen’s compensation acts, disability acts or other employee benefit acts.
     29.11 Severability. If any provision of the underlying Contract Documents is invalid or unenforceable as against any person, party or under certain circumstances, the remainder of the underlying Contract Documents and the applicability of such provision to other persons, parties or circumstances shall not be affected thereby. Each provision of the underlying Contract Documents shall, except as otherwise herein provided, be valid and enforced to the fullest extent permitted by law.
     29.12 Duty Same as Covenant. Whenever in this Agreement any words of obligation or duty regarding any party are used, they shall have the same force and effect as those in the form of express covenants.
     29.13 Architect and Consultants. All references in this Agreement to Architect or Consultants shall be deemed to mean any person or entity designated from time to time by Owner to serve in such capacity.
     29.14 Rights and Remedies. The duties and obligations imposed by the Contract Documents and the rights and remedies available thereunder shall be in addition to, and not a limitation upon, any of the duties, obligations, rights and remedies otherwise imposed or available at law or in equity.

     29.15 Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to choice of law provisions, as between Owner and Construction Manager relative to performance hereunder, provided however, that either party may bring suit in any state or federal court having jurisdiction over the Project. Notwithstanding the foregoing, Owner and Construction Manager must comply with all federal, state and local laws, ordinances, rules and regulations applicable to the Project, and this Section 29.16 is not intended to prevent or contradict compliance therewith. To the extent permitted by law, both parties waive knowingly and voluntarily for themselves and all persons claiming by or through them, all right to trial by jury in any judicial proceedings.
     29.16 Binding Effect. It is expressly understood by the parties hereto that delivery by Owner of the within Agreement for review and execution by Construction Manager shall confer no rights nor impose any obligations on either party, unless and until both Construction Manager and Owner shall have executed this Agreement.
     29.17 Interpretations in Writing.
          (a) Any and all interpretations of Contract Documents or of any of the Work to be performed or payments to be made relative to the Project must be in writing to be valid.
          (b) This provision is not intended to prohibit or deny normal discussion, recommendations, explanations, suggestions, approvals, rejections, and similar activity in pursuit of the Work at the Project on an oral basis, such as at job conferences at the Project site. In such instances, the written minutes, correspondence, shop drawing records, and other written data shall govern over personal claims regarding oral statements made contrary to the written data.
     29.18 Prohibited Interests. No principal, officer, shareholder, family member, employee, agent or consultant of Construction Manager who, on behalf of Construction Manager, negotiates, makes, accepts, or approves, or takes part in negotiating, making, accepting, or approving any Trade Contractor or any Trade Contract or other agreement entered into by Construction Manager in connection with the Work, shall become directly or indirectly interested personally or financially in the Trade Contractor or any Trade Contract or such other agreement.
     29.19 Integrity and Ethical Conduct. Construction Manager acknowledges and understands that Owner is committed to have the Work performed in accordance with the highest ethical standards applicable to, or governing, the conduct of construction practices. In furtherance thereof, Construction Manager hereby agrees to comply with and observe all applicable federal, state and local laws, rules, regulations, requirements, trade standards and ethical guidelines governing said conduct.
     29.20 Independent Contractor. It is expressly understood and agreed by the parties hereto that Construction Manager, in performing its obligations under this Agreement, shall be deemed an independent contractor and not an agent of the Owner. Nothing contained in this Agreement shall be construed to mean that Construction Manager and Owner are joint venturers or partners.
     29.21 Waiver of Consequential Damages. The Construction Manager and Owner waive consequential damages for claims, disputes or other matters in question arising out of or relating to this Agreement, except that Owner does not waive consequential damages for claims, disputes or other matters (i) caused by the Construction Manger’s gross negligence and/or wrongful intentional acts; or (ii) otherwise covered by insurance on which Construction Manager is a named insured.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

OWNER		CONSTRUCTION MANAGER

By:	/s/ Richard F. Hamm, Jr. Name: Richard F. Hamm, Jr.	By:	/s/ William R. Michell Name: William R. Michell
	Title: SVP and General Counsel		Title: VP/Finance MGR